EXECUTED

PURCHASE AND SALE AGREEMENT
by and among
Energy Capital Partners I, LP,
Energy Capital Partners I-A, LP,
Energy Capital Partners I-B IP, LP,
Energy Capital Partners I (Crowfoot IP), LP,
and
Carbon Solutions Management, LLC,
as Sellers,
and
Advanced Emissions Solutions, Inc.,
as Purchaser,
dated as of November 15, 2018

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EXHIBITS
Exhibit A	Sample Preliminary Closing Statement
Exhibit B	Form of Assignment of Limited Liability Company Interests

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PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”), dated as of November 15, 2018 (the “Execution Date”), is made and entered into by and among Energy Capital Partners I, LP, a Delaware limited partnership (“ECP I,” or the “Sellers’ Representative”), Energy Capital Partners I-A, LP, a Delaware limited partnership (“ECP I-A”), Energy Capital Partners I-B IP, LP, a Delaware limited partnership (“ECP I-B”), Energy Capital Partners I (Crowfoot IP), LP, a Delaware limited partnership (“ECP Crowfoot” and, together with ECP I, ECP I-A and ECP I-B, the “ECP Sellers”), Carbon Solutions Management, LLC, a Delaware limited liability company (“Carbon Solutions Management” and, together with the ECP Sellers, “Sellers”) and Advanced Emissions Solutions, Inc., a Delaware corporation (“Purchaser”).
RECITALS
WHEREAS, ECP I owns as of the date hereof 42.4223% of the issued and outstanding membership interests, including, to the extent applicable, any preferred equity interest (the “Interests”) in ADA Carbon Solutions, LLC, a Delaware limited liability company (“ACS”);
WHEREAS, ECP I-A owns as of the date hereof 26.6547% of the Interests in ACS;
WHEREAS, ECP I-B owns as of the date hereof 13.9648% of the Interests in ACS;
WHEREAS, ECP Crowfoot owns as of the date hereof 16.9582% of the Interests in ACS;
WHEREAS, Carbon Solutions Management owns certain vested and unvested profits interests in ACS;
WHEREAS, ACS directly owns 100% of the issued and outstanding membership interests in ADA Carbon Solutions (Operations), LLC, a Delaware limited liability company (“ADA Operations”).
WHEREAS, ADA Operations directly owns 100% of the limited liability company interests in Five Forks Mining, LLC a Delaware limited liability company (“Five Forks”), ACS Land Company, LLC a Delaware limited liability company (“ACS Land Company”), ADA Carbon Solutions (Red River), LLC, a Delaware limited liability company (“ADA Red River”), Crowfoot Supply Company, LLC a Delaware limited liability company (“Crowfoot Supply”), ADA Carbon Solutions (Vortex IP), LLC, a Delaware limited liability company (“ADA Vortex IP”) and CarbPure Technologies, LLC, a Delaware limited liability company (“CarbPure”);
WHEREAS, ADA Vortex IP directly owns 100% of the limited liability company interests in ADA Carbon Solutions (Vortex Operations), LLC, a Delaware limited liability company (“ADA Vortex Operations” and, together with Five Forks, ACS Land Company, ADA Red River, Crowfoot Supply, CarbPure and ADA Vortex IP, the “Subsidiaries”);
WHEREAS, ACS, ADA Operations and the Subsidiaries are each referred to as a “Company” and collectively referred to as the “Companies”; and

WHEREAS, on the terms and conditions set forth in this Agreement, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the Interests.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises made in this Agreement and of the mutual benefits to be derived from such promises, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
Section 1.01    Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
“1933 Act” has the meaning set forth in Section 5.07.
“ACS” has the meaning set forth in the recitals.
“Action” means any claim, demand, action, suit or proceeding by or before any court or other Governmental Authority.
“ACS Land Company” has the meaning set forth in the recitals.
“ADA Operations” has the meaning set forth in the recitals.
“ADA Red River” has the meaning set forth in the recitals.
“ADA Vortex” has the meaning set forth in the recitals.
“Adjustment Escrow Amount” has the meaning set forth in Section 2.05(a).
“Adjustment Escrow Fund” has the meaning set forth in Section 2.05(a).
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership, trust or limited liability company, means direct or indirect ownership of more than fifty percent (50%) of the voting securities in such corporation or of the voting interest in a partnership or limited liability company or of the beneficial interests in a trust.
“Agreement” has the meaning set forth in the Preamble.
“Allocation Schedule” has the meaning set forth in Section 2.07.
“Approvals” has the meaning set forth in Section 3.03(c).

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“Authorized Action” has the meaning set forth in Section 9.13(b).
“Balance Sheet Date” has the meaning set forth in Section 4.14(a).
“Barings” has the meaning set forth in Section 2.06(d).
“Barings Loan Balance” means the total amount of Debt owed by the Companies to Barings.
“Base Purchase Price” has the meaning set forth in Section 2.02(a).
“Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other material plan, policy or program providing compensation or other benefits to any Employee, including but not limited to, any bonus, equity or phantom equity, severance, change-in-control, commission, pension, or deferred compensation policies, plans, arrangements, or agreements, whether or not written, in each case that is maintained, sponsored or contributed to by any Company.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the City of New York are authorized or obligated to close.
“Carbon Solutions Management” has the meaning set forth in the Preamble.
“CarbPure” has the meaning set forth in the recitals.
“Cash” means restricted and unrestricted cash, marketable securities and cash equivalents of the Companies and shall (1) be calculated net of issued but uncleared checks and drafts and (2) include checks and drafts deposited or available for deposit for the account of any Company.
“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration.
“Closing” has the meaning set forth in Section 2.03.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” and “Companies” have the meaning set forth in the recitals.
“Company Approvals” has the meaning set forth in Section 4.02(b).
“Company Real Property” has the meaning set forth in Section 4.07(a)(i).
“Condemnation Actions” has the meaning set forth in Section 4.07(c).
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 16, 2017, by and between Purchaser and ACS, as amended.

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“Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.
“Control” or “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Crowfoot Supply” has the meaning set forth in the recitals.
“Debt” of any specified Person means: the aggregate amount (including the current portions thereof) of all (a) indebtedness for money borrowed from others, purchase money obligations, capitalized lease obligations, obligations to pay deferred purchase price of assets, services or securities, the net value of obligations under any commodity, swap, derivative, currency or interest rate Contract (excluding the ISDA Amount), reimbursement obligations for letters of credit or similar instruments that have been drawn, sales tax accruals related to operations prior to Closing, accruals related to the Louisiana Department of Revenue audit for the period of January 31, 2016 to July 31, 2018 of Demery Resources LLC and the amount of the State tax lien with respect to Five Forks Mining, LLC in connection with unemployment insurance taxes, in each case of such Person, (b) indebtedness of the type described in subsection (a) above guaranteed, directly or indirectly, in any manner by such Person or for which such Person may be liable, but excluding endorsements of checks and other instruments in the Ordinary Course, and (c) prepayment penalties, premiums, late charges, penalties and collection fees relating to any of such indebtedness.
“Defensible Title” means, with respect to Company Real Property consisting of mine properties or mineral rights, that title of the respective owning Company (i) in the case of leasehold interest, entitles the respective owning Company to the percentage leasehold interest in the lignite on the Company Real Property as described in Schedule 4.07(a)(i) throughout the duration of such interest; (ii) in the case of fee interest, entitles the respective owning Company to the percentage interest in the lignite on the Company Real Property as described in Schedule 4.07(a)(i) throughout the duration of the productive life of the Company Real Property; and (iii) is free and clear of Liens other than Permitted Liens.
“Deposit” has the meaning set forth in Section 6.15.
“Due Diligence Information” means the information provided or made available to Purchaser (including its Representatives, shareholders, Affiliates or agents), including, without limitation, any information, document, or material provided or made available, or statements made, to Purchaser (including its Representatives, shareholders, Affiliates or agents) during site or office visits, in any “data rooms” (virtual or otherwise), management presentations, “break-out” discussions, in responses to questions submitted by or on behalf of Purchaser (including its Representatives, shareholders, Affiliates or agents), whether orally or in writing, or in any supplemental due diligence information provided to Purchaser (including its Representatives, shareholders, Affiliates or agents), in connection with discussions with management or in any other form in expectation of the transactions contemplated by this Agreement.

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“ECP Crowfoot” has the meaning set forth in the Preamble.
“ECP I” has the meaning set forth in the Preamble.
“ECP I-A” has the meaning set forth in the Preamble.
“ECP I-B” has the meaning set forth in the Preamble.
“ECP Sellers” has the meaning set forth in the Preamble.
“Employee” means any current or former director, officer, employee or independent contractor of any Company.
“Employee Transaction Expenses” has the meaning set forth in the definition of “Transaction Expenses” in Section 1.01.
“Enforceability Exceptions” has the meaning set forth in Section 3.02.
“Environmental Law” means any applicable federal, state or local law, statute, ordinance, rule, regulation, permit or Order of any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.
“Environmental Permits” means the permits, licenses, franchises, variances, exemptions, Orders and other authorizations, consents and approvals from any Governmental Authorities which relate to the operation of any Company’s business and which are issued under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” shall mean Wilmington Trust, N.A.
“Escrow Agreement” means that certain Escrow Agreement by and among Escrow Agent, Purchaser and Sellers’ Representative dated as of the date hereof.
“Estimated Purchase Price” has the meaning set forth in Section 2.05(e).
“Execution Date” has the meaning set forth in the Preamble.
“Final Purchase Price” has the meaning set forth in Section 2.06(d).
“Financial Statements” has the meaning set forth in Section 4.14(a).
“Financial Support Exception” has the meaning set forth for such term within the definition of "Material Adverse Effect" within this Section 1.01.

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“Five Forks” has the meaning set forth in the recitals.
“Fraud” means an actual and intentional fraud by Sellers with respect to the making of the representations and warranties pursuant to Articles III and IV; provided, that such actual and intentional fraud by any Seller shall only be deemed to exist if any of the individuals listed on Schedule 1.01(b) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made pursuant to Articles III and IV as qualified by the Schedules were actually breached when made and were made with the intention that Purchaser rely thereon to its detriment. For purposes of this Agreement, “Fraud” shall only include common law liability for fraud with respect to the making of the representations and warranties pursuant to Articles III and IV and shall exclude equitable fraud, promissory fraud, unfair dealings fraud and any other fraud-based claim not herein described.
“Fundamental Representations” shall mean those representations and warranties of the Sellers contained in the first sentence of Section 3.01 (Organization and Qualification), Section 3.02 (Authority), Section 3.04 (Ownership of Interests), clause (a) of Section 4.01 (Organization and Qualification), Section 4.03 (Subsidiaries; No Other Business) and 4.13 (Brokerage).
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States or any foreign country, any state or local body of the United States or any foreign country or any state, province, county, city or other political subdivision thereof, or any tribunal or court of competent jurisdiction.

“Hazardous Substance” means any substance presently listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance or hazardous waste under any applicable Environmental Law, including, without limitation, asbestos, mold, petroleum or any fraction of petroleum, polychlorinated biphenyls, or urea formaldehyde foam insulation.
“Independent Accounting Firm” means a nationally recognized accounting firm that is not the principal accounting firm of either Purchaser or Sellers, as reasonably agreed to between the Purchaser and Sellers’ Representative.
“Interim Period” means the period of time from the Execution Date until the Closing Date or the earlier termination of this Agreement.
“Insurance Policies” has the meaning set forth in Section 4.11.
“Intellectual Property” means any and all of the following, and all rights in, arising out of, or associated therewith, in any jurisdiction throughout the world, whether protected, created or arising under any applicable Laws, license or other Contract, or otherwise: (a) all intellectual property rights in inventions (whether patentable or unpatentable and whether or not reduced to practice), all patents, patent applications, and utility models, along with all reissues, reexaminations,

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and resulting patents after inter partes review proceedings, post grant review proceedings, oppositions, nullifications, supplemental examination proceedings and extensions thereof; (b) all copyrights, and any other intellectual property right in works of authorship (whether or not embodied in any tangible form, including instruction manuals, schematics, diagrams, drawings, product specifications, laboratory notebooks, samples, studies and summaries), and all mask works and database and design intellectual property rights, whether or not registered or published, and all applications and registrations in connection therewith, along with all reversions, extensions and renewals thereof; (c) Trademarks; (d) protectable confidential and proprietary information, including trade secrets and any other intellectual property rights in know-how (including intellectual property rights in ideas, research and development, formulae, algorithms, routines, compositions, engineering processes and techniques, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all internet domain names and registrations and renewals thereof, and all intellectual property rights in social media accounts, blogs, and similar online presences; (f) intellectual property rights in software (whether in object code, source code, mark-up language, or otherwise) and web site content; and (g) all other intellectual property and other proprietary rights including all equivalents, similar, or corresponding rights anywhere in the world, and all moral rights, rights of paternity, and rights of integrity.
“Interests” has the meaning set forth in the recitals.
“ISDA Amount” means the net value, including deposits thereunder, of the Contracts listed on Schedule 4.06(a)(v) and (a)(x) item 17.
“Key Employee” has the meaning set forth in Section 6.12.
“Knowledge” means, (i) in the case of Sellers, the actual or constructive knowledge of the individuals listed on Schedule 1.01(b), after due inquiry; and (ii) in the case of Purchaser, the actual or constructive knowledge of the individuals listed on Schedule 1.01(c), after due inquiry.
“Laws” means all laws, statutes, rules, Orders, regulations, ordinances and other pronouncements having the effect of law of any Governmental Authority.
“Lien” means any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, encroachment, or other encumbrances.
“Material Adverse Effect” means any change, event or effect (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or operations of ADA Red River, Five Forks, or Crowfoot Supply individually, provided, that, with respect to Five Forks and Crowfoot Supply, determination whether a Material Adverse Effect has occurred shall take into account any financial support from upstream affiliates (the “Financial Support Exception”), or the Companies taken as a whole; provided, however, that no Effect shall be considered when determining whether a Material Adverse Effect has occurred to the extent such Effect resulted or arose from any of the following: (a) any action taken or omission to act with the consent or upon the request of Purchaser or any action taken or omission to act which is required by this Agreement, the Escrow Agreement or in any other

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agreement, instrument or other document delivered in connection herewith; (b) any change or development in general economic conditions in the industries, markets or geographies in which the Companies operate; (c) any change in Law or GAAP or the interpretation or enforcement of any of the foregoing; (d) any failure of the Companies to meet, with respect to any period or periods, any internal forecasts or projections, estimates of earnings or revenues or business plans; provided, that this clause (d) shall not prevent a determination that any Effect underlying such failure to meet forecasts or projections has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect); (e) any natural disaster, change in the weather or climate, meteorological event, act of war (whether or not declared), armed hostilities or terrorism, change in political environment or any escalation or worsening thereof or actions taken in response thereto; (f) the negotiation, execution, delivery, performance, consummation, potential consummation or announcement or disclosure of this Agreement or the transactions contemplated by this Agreement, including any Action resulting therefrom or with respect thereto, and any adverse change in customer, owner, governmental, vendor, employee, union, supplier or similar relationships resulting therefrom or with respect thereto, including as a result of the identity of Purchaser or any of its Affiliates; or (g) any change or development in financial, credit, currency or securities markets, general economic or business conditions, or political, social or regulatory conditions; but in the case of clauses (b), (c), (e) and (g) only to the extent any such effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on ADA Red River individually, the Companies taken as a whole, or, subject to the Financial Support Exception, Five Forks or Crowfoot Supply individually, in any case relative to other Persons in the industries in which the Companies operate.
“Material Contracts” has the meaning set forth in Section 4.06(a).
“Members’ Equity” has the meaning set forth in Section 4.14(a).
“Mineral Leases” has the meaning set forth in Section 4.07(a)(i).
“Offending Party” has the meaning set forth in Section 9.12(a).
“Order” means any order, writ, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator (in each case, whether preliminary or final).
“Ordinary Course” means the ordinary and normal course of the Companies’ conduct of business consistent with past practice employed by the Companies.
“Organizational Documents” means with respect to any Person, the certificate or articles of incorporation, organization or formation and by-laws, the limited partnership agreement, the partnership agreement or the operating or limited liability company agreement, equityholder agreements and/or other organizational and governance documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

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“Party” or “Parties” means Purchaser, on the one hand, and Sellers, on the other hand, provided that when the context dictates, such terms shall include the Companies.
“Payout Schedule” has the meaning set forth in Section 2.06(a).
“Permits” has the meaning set forth in Section 4.05(b).
“Permitted Liens” means those Liens described on Schedule 1.01(d) and (a) any Lien for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings, (b) any Lien arising in the Ordinary Course by operation of Law with respect to a liability and that is not yet delinquent or that is being contested in good faith by Seller, (c) any Lien reflected in the Financial Statements, (d) any purchase money Lien arising in the Ordinary Course on property other than Company Real Property, (e) all matters that are disclosed (to the extent not subsequently deleted or endorsed over in an issued title policy) on any survey, in the title policies in favor of any Company insuring any Property or any commitments therefor, or in any title opinions, to the extent such surveys and title policies, commitments therefor and opinions are listed on Schedule 1.01(e), (f) imperfections or irregularities of title and other Liens that would not, individually or in the aggregate, reasonably be expected to materially interfere with the operations of the business of ADA Red River, Five Forks, or Crowfoot Supply, individually, or the Companies taken as a whole as currently conducted or currently contemplated by the Companies, (g) zoning, planning, public rights of way, and other similar governmental limitations and restrictions, and all rights of any Governmental Authority to regulate any Property, (h) all matters that would be disclosed by a current survey of the Properties of any of the Companies; provided, that in each case, no such matter would, individually or in the aggregate, materially interfere with the operations of the business of ADA Red River, Five Forks, or Crowfoot Supply, individually, or the Companies takes as a whole as currently conducted or currently contemplated by the Companies, (i) pledges and deposits made in the Ordinary Course in compliance with workers’ compensation, unemployment insurance and other social security Laws, (j) any Lien that is released on or prior to Closing, (k) licenses of Intellectual Property entered into in the Ordinary Course, or (l) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, and statutory or common law Liens to secure claims for labor, materials or supplies, to the extent that such Liens have not attached or been perfected.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.
“Post-Closing Date Adjustment” has the meaning set forth in Section 2.06(a).
“Properties” means, as to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated) operated, owned or leased by such Person.
“Prudent Industry Practice” means those practices, methods and acts that would be implemented and followed by a prudent operator of facilities similar to those owned by the Companies during the relevant time period, which practices, methods and acts, in the exercise of

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prudent and responsible professional judgment in the light of the facts known at the time the decision was made, would reasonably have been expected to accomplish the desired result consistent with good business practices, reliability and safety. In determining which practices, methods and acts constitute Prudent Industry Practice, due regard will be given to, among other things, manufacturers’ warranties, contractual obligations, the requirements or guidance of Governmental Authorities, applicable Laws, and the requirements of insurers, but in no event will Prudent Industry Practice be interpreted to require any practice, method or act that violates applicable Laws.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Approvals” has the meaning set forth in Section 5.03(b).
“Purchaser Divestment Date” means November 28, 2011.
“R&W Policy” means the insurance policy in respect of breaches of representations and warranties procured by Purchaser in connection with the execution of this Agreement.
“Real Property Lease” has the meaning set forth in Section 4.07(b).
“Released Liabilities” has the meaning set forth in Section 9.01(b).
“Representatives” means the officers, directors, managers, employees, counsel, insurers, accountants, financial advisers or consultants of a Person.
“Schedule” or “Schedules” means one or more of the disclosure schedules attached hereto.
“Sellers” has the meaning set forth in the Preamble.
“Sellers Approvals” has the meaning set forth in Section 3.03(b).
“Seller EA Amount” has the meaning set forth in Section 2.06(e).
“Sellers’ Representative” has the meaning set forth in the Preamble.
“Seller RW Amount” has the meaning set forth in Section 6.05.
“Tax” or “Taxes” means any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, personal property (tangible and intangible), real property (including general and special assessments), fee-in-lieu of tax, value added, transfer, franchise, profits, license, withholding, payroll, employment, social security (or similar), unemployment, disability, estimated, margin, goods and services, excise, severance, stamp, deed recording fee, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment, together with any interest, penalty or addition thereto, in each case that is imposed by a Taxing Authority, whether or not disputed and including any obligations to indemnify or otherwise assume or succeed to the liability of any other Person for such Taxes.

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“Tax Acquired Assets” has the meaning set forth in Section 2.07.
“Tax Proceeding” has the meaning set forth in Section 6.02(b).
“Tax Returns” means any return, report or similar statement required to be filed with respect to any Taxes, including any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Termination Date” has the meaning set forth in Section 8.01(b)(i).
“Trademarks” means, individually and collectively, any and all trade or service marks, logos, trade names, corporate names and trade dress rights, together with all translations, adaptations, derivations and combinations thereof and the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof.
“Transaction Expenses” means all fees, costs and expenses of the Companies (to the extent not paid prior to or as of the Closing), in each case, incurred prior to the Closing in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby or any potential transaction with any other potential acquirer of substantially all of the assets or equity interests of the Companies or similar strategic transaction, including (i) fees and disbursements of financial advisors, bankers, attorneys, accountants, consultants and similar service providers and (ii) the bonuses payable by the Companies to certain current or former employees or service providers as set forth on Schedule 1.01(f) and all related payroll, employment or other Taxes payable by the Companies in connection therewith (the “Employee Transaction Expenses”). Transaction Expenses shall exclude any costs and expenses expressly agreed to be paid by Purchaser or its Affiliates pursuant to this Agreement or any other related agreement.
“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, recording, stamp duty, deed recording fee, gross receipts, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges due as a result of the Closing or otherwise with respect to the transactions contemplated by this Agreement.
Section 1.02    Construction.
(a)    All Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to Articles, Sections, Subsections, Schedules and Exhibits to this Agreement unless otherwise specified. The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes, provided that, in the event of any conflict between any of the provisions of such Exhibits or Schedules and any of the provisions of this Agreement, the provisions of this Agreement shall control.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context

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of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “includes without limitation” or “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear and any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. Dollars.
(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(d)    Information disclosed in any Schedule shall constitute a disclosure for purposes of all other Schedules notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Schedule is reasonably apparent. In no event shall the inclusion of any matter in the Schedules be deemed or interpreted to broaden Sellers’ representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion of an item in Schedules shall not be deemed an admission by Seller that such item represents a material exception or fact, event, or circumstance or that such item would be reasonably likely to result in a Material Adverse Effect.
(e)    Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that in the event an ambiguity of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption shall arise favoring any Party by virtue of the authorship of any provisions of this Agreement.
ARTICLE II
PURCHASE AND SALE AND CLOSING
Section 2.01    Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Sellers, and Sellers shall sell to Purchaser, the Interests free and clear of all Liens (other than Permitted Liens or Liens arising pursuant to applicable securities laws and those created by or at the behest of Purchaser).
Section 2.02    Purchase Price. The aggregate “Purchase Price” to be paid by Purchaser for the Interests shall be an amount equal to:
(a)    Seventy-Five Million Dollars ($75,000,000) (the “Base Purchase Price”);
(b)    increased on a dollar-for-dollar basis by the amount of Cash (determined as of the open of business on the Closing Date);
(c)    decreased on a dollar-for-dollar basis by the amount of Debt (excluding the Barings Loan Balance) of the Companies (determined as of the open of business on the Closing Date);

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(d)    decreased on a dollar-for-dollar basis by the amount of any Transaction Expenses;
(e)    decreased by the Adjustment Escrow Amount;
(f)    decreased by the two million dollars ($2,000,000) payable by Purchaser in connection with the Deposit under Section 6.15;
(g)    increased or decreased by the ISDA Amount; and
(h)    decreased by the amounts payable by Sellers pursuant to the Seller EA Amount and the Seller RW Amount.
Section 2.03    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, at 885 Third Avenue, New York, New York, 10022, at 10:00 a.m., New York City time, on the second (2nd) Business Day after the conditions to the Closing set forth in Article VII (other than actions to be taken or items to be delivered at the Closing) have been satisfied or waived by the applicable Party or Parties or on such other date and at such other time and place as the applicable Parties mutually agree (including by conference call and electronic or facsimile exchange of signatures). All actions listed in Section 2.04 or Section 2.05 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing. Subject to the provisions of Article VIII, failure to consummate the transactions provided for in this Agreement on the date determined pursuant to this Section 2.03 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.
Section 2.04    Closing Deliveries by Sellers to Purchaser. At or prior to the Closing, Sellers’ Representative shall deliver, or shall cause to be delivered, to Purchaser the following:
(a)    an assignment of the Interests substantially in the form set forth as Exhibit B hereto executed by each Seller;
(b)    appropriate payoff letters from the holders of the Debt set forth on Schedule 2.04(b) and shall make customary arrangements for such holders of Debt to deliver all related Lien releases to the Purchaser as soon as practicable after the Closing;
(c)    a certificate from each of the Sellers, in the form provided by Treasury Regulation Section 1.1445-2(b)(2)(iv)(B);
(d)    the resignations or evidence of removal of the directors and officers (in the case of officers, only in their capacity as an officer and not in their capacity as an Employee) of each of the Companies, in each case, as requested by Purchaser in writing at least two (2) Business Days prior to the date hereof;
(e)    membership interest powers in blank duly executed by Sellers in respect of the Interests; and
(f)    the certificate described in Section 7.02(c).
Section 2.05    Closing Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver, or shall cause to be delivered the following:

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(a) to the Escrow Agent, an amount equal to One Million Dollars ($1,000,000) (the “Adjustment Escrow Amount,” and such amount together with any interest earned and gains received thereon, and less any amounts distributed therefrom, being the “Adjustment Escrow Fund”) by wire transfer in immediately available funds into the escrow account to be established and maintained by Escrow Agent pursuant to the Escrow Agreement, to serve as the sole source of payment of Seller’s obligations pursuant to Section 2.06, if any;
(b)    to the lenders identified in the payoff letters described in Section 2.04(b) (other than Barings), all amounts required to fully discharge the Debt as set forth therein, by wire transfer of immediately available funds to the account(s) designated by the holders of such Debt in the payoff letters described in Section 2.04(b) (other than Barings);
(c)    to such accounts as Sellers’ Representative shall have designated to Purchaser at least three (3) Business Days prior to the Closing Date, all amounts necessary to pay the Transaction Expenses identified by Sellers’ Representative; and
(d)    to such account or accounts of Barings designated by Barings in the applicable payoff letter described in Section 2.04(b), by wire transfer of immediately available funds, an aggregate amount equal to the Purchase Price calculated pursuant to Section 2.02, as estimated in good faith by Sellers (the “Estimated Purchase Price”), which amount, in combination with release of the Deposit to Barings in accordance with Section 6.15 and any amount of the Adjustment Escrow Fund released to Barings in accordance with Section 2.06(e) shall fully discharge the Debt of the Companies held by Barings as set forth in such payoff letter; and
(e)    to the Sellers’ Representative,
(i)    an assumption of the assignment of the Interests substantially in the form set forth as Exhibit B executed by Purchaser; and
(ii)    the certificate described in Section 7.03(c).
Section 2.06    Post-Closing Date Adjustment.
(a)    Sellers’ Representative shall have delivered its good faith calculation of the Estimated Purchase Price in writing to Purchaser at least three (3) Business Days prior to the Closing Date and shall attach to the calculation of the Estimated Purchase Price a schedule showing the estimated adjustments to the Base Purchase Price pursuant to Sections 2.02(b)-(f) (together with reasonable supporting calculations and schedules) in each case determined on a consolidated basis in accordance with the definitions set forth in this Agreement. At the time of delivery of the calculation of the Estimated Purchase Price, Sellers’ Representative shall deliver to Purchaser a schedule (the “Payout Schedule”) showing the allocation of the Estimated Purchase Price among Sellers. Attached hereto as Exhibit A is a sample preliminary closing statement setting forth the Sellers’ calculation of the Estimated Purchase Price assuming the Closing were to occur as of October 31, 2018.
(b)    As soon as practicable after the Closing Date, but no later than sixty (60) days after the Closing Date, Purchaser shall deliver a written statement setting forth the calculation of the Base Purchase Price and each of the adjustments pursuant to Sections 2.02(b)-(f) (together

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with reasonable supporting calculations and schedules) in each case determined on a consolidated basis in accordance with the definitions set forth in this Agreement (such statement and calculations, the “Post-Closing Date Adjustment”). After delivery of the Post-Closing Date Adjustment, Purchaser shall give Sellers and their Representatives reasonable access to review Purchaser’s and the Companies’ books and records and work papers related to the preparation of the Post-Closing Date Adjustment. Sellers and their Representatives may make inquiries of Purchaser, the Companies and their respective accountants regarding questions concerning or disagreements with the Post-Closing Date Adjustment arising in the course of their review thereof, and Purchaser shall use its, and shall cause the Companies to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. Nothing in this Section 2.06 is intended to be used to adjust for errors, omissions or inconsistencies that may be found with respect to the Financial Statements or the Balance Sheet or any actual or alleged failure of the Financial Statements or the Balance Sheet to be prepared in accordance with GAAP. Purchaser shall not be permitted to introduce different accounting principles, procedures, policies, practices, or methodologies in the preparation of the Final Purchase Price.
(c)    If Sellers object to any determinations set forth in the Post-Closing Date Adjustment, then Sellers’ Representative shall provide Purchaser written notice thereof within forty-five (45) days after receiving the Post-Closing Date Adjustment, together with a reasonably detailed explanation of the nature and bases of such objections. If Purchaser and Sellers are unable to agree on the adjustment to the Base Purchase Price, pursuant to Sections 2.02(b)-(f) within thirty (30) days after Purchaser’s receipt of Sellers’ objection to the Post-Closing Date Adjustment, Purchaser and Sellers shall refer such dispute to the Independent Accounting Firm which firm shall make a final and binding determination as to all such matters in dispute relating to adjustment to the Base Purchase Price (and only such matters) within thirty (30) days based solely on the provisions of this Agreement, and written presentations by Seller and Purchaser, and not on an independent review, whether and to what extent (if any) the calculations set forth in the Post-Closing Date Adjustment require adjustment. In resolving such dispute, the Independent Accounting Firm (i) may not assign a value to any item greater than the greatest value for such item claimed by Purchaser or Sellers or less than the smallest value for such item claimed by Purchaser or Sellers, (ii) may not take oral testimony from the Parties hereto or any other Person and (iii) shall not consider any facts that have occurred after the Closing Date. Seller and Purchaser shall give each other copies of any written submissions at the same time as they are submitted to the Independent Accounting Firm. The determination of the Independent Accounting Firm shall be set forth in a written statement delivered to the Parties and shall be final, conclusive and binding on the Parties, absent fraud or manifest error. Such firm shall not have the power to modify or amend any term or provision of this Agreement. Each of Purchaser and Sellers shall bear and pay one-half of the fees and other costs charged by such accounting firm.
(d)    If the Purchase Price, as adjusted pursuant to Sections 2.02(b)-(f) determined using such actual values (as agreed or determined by the Independent Accounting Firm, as applicable) (the “Final Purchase Price”) is greater than the Estimated Purchase Price, then Purchaser shall pay to Barings LLC (“Barings”) or its designee within five (5) Business Days after such actual values are agreed or determined, by wire transfer of immediately available funds, an amount equal to the difference between the Final Purchase Price and the Estimated Purchase Price. If the Final

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Purchase Price is less than the Estimated Purchase Price, then Purchaser and Sellers’ Representative will deliver joint written instructions to the Escrow Agent within five (5) Business Days after such actual values are agreed or determined, instructing the Escrow Agent to disburse to the Purchaser a portion of the Adjustment Escrow Amount equal to the difference between the Estimated Purchase Price and the Final Purchase Price from the Adjustment Escrow Fund (which shall be the sole and exclusive remedy for any payment obligation of the Sellers pursuant to this Section 2.06). In each case, the recipient Party shall designate the account or accounts to which such payments are to be made at least two (2) Business Days prior to the date such payments are due.
(e)    Fifty-percent (50%) of the fees owed to the Escrow Agent under the Escrow Agreement shall be borne by the Purchaser and fifty-percent (50%) by the Sellers (the “Seller EA Amount”). The Adjustment Escrow Amount shall be held in trust for the benefit of Sellers, Barings and Purchaser and shall not be subject to any encumbrance, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. Promptly (and in any event within three (3) days) after the final resolution of any adjustment matters or related disputes pursuant to this Section 2.06, Purchaser and Sellers’ Representative shall cause the then remaining Adjustment Escrow Fund to be released to Barings or its designee pursuant to the Escrow Agreement. Purchaser shall be responsible for directly paying the Seller EA Amount to the Escrow Agent when such amounts become due and payable.
Section 2.07    Purchase Price Allocation. In accordance with Revenue Ruling 99-6, 1999-1 C.B. 432, the Parties intend that the purchase and sale of the Interests pursuant to this Agreement will be treated for U.S. federal income tax purposes (i) with respect to each of the Sellers, as a sale of their partnership interests in ACS and (ii) with respect to Purchaser, as a purchase of the assets and liabilities of the Companies (the “Tax Acquired Assets”). Accordingly, the Final Purchase Price, plus the amount of the Companies’ liabilities included in the amount realized on the sale for federal income Tax purposes, shall be allocated among the Tax Acquired Assets in accordance with Code Section 1060 and other applicable Law. Purchaser shall prepare and deliver to Sellers an allocation schedule setting forth such allocation (the “Allocation Schedule”) within seventy-five (75) days after the Post-Closing Date Adjustment has been finalized. Sellers shall have thirty (30) days to review the Allocation Schedule and notify Purchaser, in writing, of any objections that Sellers may have with respect thereto or otherwise be presumed to agree with such Allocation Schedule. If Sellers’ Representative notifies Purchaser in writing that it disagrees with any aspect of the Allocation Schedule, Purchaser and Sellers’ Representative shall work together in good faith to resolve any such disagreement and if, notwithstanding such good faith efforts, Purchaser and Sellers’ Representative are not able to resolve any such disagreement, then Purchaser and Sellers shall refer such disagreement to the Independent Accounting Firm, which firm shall make a final and binding determination as to all such matters in dispute relating to the Allocation Schedule (and only such matters) within thirty (30) days. The determination of the Independent Accounting Firm shall be set forth in a written statement delivered to the Parties and shall be final, conclusive and binding on the Parties, absent fraud or manifest error. Each of Purchaser and Sellers shall bear and pay one-half of the fees and other costs charged by the Independent Accounting Firm in connection therewith. Purchaser and Sellers shall file all Tax Returns (including IRS Form 8594) in a manner consistent with the agreed upon or final Allocation Schedule and neither Purchaser nor Sellers’ Representative

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shall take any position (whether in Tax Proceedings, on Tax Returns, or otherwise) that is inconsistent with the foregoing intended tax treatment or such Allocation Schedule except as may be adjusted by subsequent agreement following an audit by the Internal Revenue Service or by court decision; provided, however, that nothing contained herein shall prevent any Party from settling, or require any Party to litigate before any court, any challenge, proposed deficiency or adjustment by any Tax authority based upon or arising out of such allocation.

Section 2.08     Tax Treatment of Payments. Any payments made with respect to adjustments made pursuant to Section 2.06 shall be deemed to be, and each of Sellers and Purchaser shall treat such payments as, an adjustment to the purchase price for federal, state, local and foreign income Tax purposes, unless otherwise required by Law.

Section 2.09    Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law; provided, that either (a) such requirement arises as a result of Sellers’ failure to deliver the documents described in Section 2.04(c) or (b) Purchaser notifies Sellers’ Representative in writing at least ten (10) days prior to the Closing Date of the requirement for such deduction and withholding. From the time of any such notification through the Closing, Purchaser and Sellers shall use their respective reasonable efforts to cooperate in good faith to mitigate any such requirement for deduction and withholding. Any amounts that are so deducted and withheld and timely paid over by Purchaser to the applicable Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS
Except as disclosed in the Schedules, each Seller hereby represents and warrants to Purchaser, as of the Execution Date and the Closing Date, as follows:
Section 3.01    Organization and Qualification. Such Seller is a limited partnership or limited liability company duly formed or organized, validly existing and in good standing under the Laws of the State of Delaware. Such Seller is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it under this Agreement make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not result in a Material Adverse Effect.
Section 3.02    Authority. Such Seller has all requisite limited partnership or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Seller of this Agreement, and the performance by such Seller of its obligations hereunder, have been duly and validly authorized by all necessary limited partnership or limited liability company action on the part of such Seller. This Agreement has been duly and validly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller

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enforceable against such Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles regardless of whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”).
Section 3.03    No Conflicts; Consents and Approvals. The execution and delivery by such Seller of this Agreement does not, and the performance by such Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:
(a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of such Seller;
(b)    subject to the receipt of all Approvals set forth on Schedule 3.03(b) (collectively, “Sellers Approvals”), violate or result in a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Seller is a party, or result in the imposition of any Lien (other than a Permitted Lien), except where such violation, default, termination, cancellation or acceleration would not result in a Material Adverse Effect; and
(c)    assuming all Sellers Approvals have been made, obtained or given, (i) violate or breach any Law or writ, judgment, order or decree applicable to such Seller, (ii) require any waivers, consents, clearances, approvals, notifications or authorizations (“Approvals”) of any Governmental Authority under any Law applicable to such Seller, or (iii) require the consent or approval of any third party (other than a Governmental Authority) under any Contract to which such Seller is bound, except where any such violation, breach or failure to obtain any such consent or approval would not result in a Material Adverse Effect.
Section 3.04    Ownership of Interests. Such Seller owns, is the direct or indirect legal and beneficial owner of, and has good and marketable title to, all of the Interests, as shown on Schedule 3.04(a). All of the Interests are owned free and clear of all Liens (other than Permitted Liens or Liens arising pursuant to applicable securities laws and those created by or at the behest of Purchaser).
Section 3.05    Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article III (as modified by the Schedules), none of the Sellers nor any other Person on their behalf, makes any other express or implied representation or warranty with respect to Sellers and Sellers disclaim any other representations or warranties, whether made by Sellers or any other Person.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES
Except as disclosed in the Schedules, each Seller hereby represents and warrants to Purchaser, as of the Execution Date and the Closing Date, as follows:

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Section 4.01    Organization and Qualification. Each Company (a) is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware; (b) has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted; and (c) is qualified or licensed to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not result in a Material Adverse Effect.
Section 4.02    No Conflicts; Consents and Approvals. The execution and delivery by Sellers of this Agreement does not, and the performance by Sellers of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:
(a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of any Company;
(b)    subject to the receipt of all Approvals set forth on Schedule 4.02(b) (collectively, “Company Approvals”), violate or result in a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract or result in the imposition of any Lien (other than a Permitted Lien) upon any of the assets of any Company, except where such violation, default, termination, cancellation or acceleration would not result in a Material Adverse Effect; and
(c)    assuming all the Company Approvals have been made, obtained or given, (i) violate or breach any Law or Order applicable to any Company, (ii) require any Approval of any Governmental Authority under any Law applicable to any Company, or (iii) require the consent or approval of any third party under any Material Contract to which any Company is bound (other than a Governmental Authority), except, in the cases of clauses (ii) and (iii), where any such failure to obtain any such consent or approval would not result in a Material Adverse Effect.
Section 4.03    Subsidiaries; No Other Business.
(a)    The legal name, jurisdiction of organization and respective ownership of each Company is set forth in Schedule 4.03(a). No Company owns any direct or indirect equity interests, participation or voting rights in any other Person.
(b)    The Interests constitute all of the limited liability company interests in the Companies. There are no outstanding rights to acquire from any Company, or any obligations of any Company to issue, any limited liability company interests in such Company, and there are no outstanding obligations of any Company to repurchase, redeem or otherwise acquire any limited liability company interests in such Company. No Company is party to any agreement restricting the purchase or transfer of, relating to the voting of, requiring the registration of, or granting any preemptive or antidilutive rights with respect to, any limited liability company interests in such Company. No Company directly or indirectly beneficially owns any securities of, or other beneficial ownership interests in, any other entity other than another of the Companies.

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Section 4.04    Litigation. Except as would not reasonably be expected to have a Material Adverse Effect, there are no Claims pending or threatened in writing against any Seller or any of the Companies by or before any Governmental Authority or any arbitrator. Except as would not reasonably be expected to have a Material Adverse Effect, there are no outstanding judicial orders or judgments to which any Seller or any of the Companies is subject.
Section 4.05    Compliance with Laws; Permits.
(a)    Except (i) as would not reasonably be expected to have a Material Adverse Effect and (ii) with respect to Environmental Laws (as to which certain representations and warranties are set forth in Section 4.10), none of the Companies is currently or has since the Purchaser Divestment Date been in violation of any Law.
(b)    (i) Schedule 4.05(b)(i) sets forth the material permits, licenses, franchises, variances, exemptions, orders and other authorizations, consents and approvals from Governmental Authorities (“Permits”), which relate to the operation of the Companies’ business.
(ii) Except as would not reasonably be expected to have a Material Adverse Effect, the Companies hold the Permits (other than those with respect to Environmental Laws (as to which certain representations and warranties are set forth in Section 4.10)) required for the operation of the Companies’ respective businesses, the Companies are not and have not since the Purchaser Divestment Date been in violation of the terms of any Permits, all Permits are in full force and effect and are final and non-appealable, and no proceeding to cancel, revoke, limit, modify, or fail to renew any Permit is pending or, to the Knowledge of Sellers, threatened.
Section 4.06    Contracts.
(a)    Schedule 4.06(a) sets forth a list of the following Contracts in effect and which will be in effect, or as to which any Company will have obligations, after the Closing:
(i)    Contracts (or group of related Contracts) (other than the lignite leases set forth on Schedule 4.07(a)(i)) requiring payments by the Companies in excess of $100,000 per year;
(ii)    Contracts (or group of related Contracts) for the lease of personal property by the Companies from any Person providing for lease payments in excess of $100,000 per year;
(iii)    Contracts (or group of related Contracts) for the furnishing or receipt of goods or services, the performance of which involves consideration in excess of $100,000 per year;
(iv)    Contracts for the future sale of any material asset of the Companies (other than in the Ordinary Course);
(v)    outstanding futures, swap, collar, put, call, floor, cap, option or other similar Contracts that are intended to benefit from or reduce or eliminate the risk of any fluctuations in interest rates, foreign exchange rates or the price of commodities;

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(vi)    Contracts that purport to limit the freedom of any of the Companies to compete in any line of business or in any geographic area or otherwise place material restrictions on the conduct of business of any of the Companies;
(vii)    Contracts granting any of the Companies the right to use any Intellectual Property owned by a third party that is material to the operation or conduct of the business of the Companies as currently operated or conducted (other than licenses for shrink wrap, click wrap, off-the-shelf or other commercially available software with annual license, maintenance, support and other fees of less than $30,000, which shall not be required to be included in Schedule 4.06(a) but shall otherwise be considered “Material Contracts”);
(viii)    Contracts granting any right, title, or license to another Person to any Intellectual Property owned, in whole or in part, or exclusively licensed by the Companies (other than grants to vendors solely for purposes of providing services to the Companies and grants to customers as a part of the Companies standard customer agreements, each granted in the normal course of business by the Companies, which shall not be required to be included in Schedule 4.06(a) but shall otherwise be considered “Material Contracts”);
(ix)    Contracts with any Governmental Authority which are material to the operation of the Companies’ business;
(x)    any outstanding agreements evidencing Debt; and
(xi)    any Contract under which any of the Companies has advanced or loaned any amount to any of its directors, officers or employees and with respect to which any such amounts remain outstanding;
(xii)    any Contract relating to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement involving a third-party; and
(xiii)    any Contract to which any of the Sellers, or any Affiliate of any Seller other than a Company, is a counterparty to a Company.
The foregoing Contracts are collectively referred to as the “Material Contracts”.
(b)    Each Material Contract is a legal, valid and binding obligation of the applicable Company and, to the Knowledge of Sellers, the other parties thereto, and is enforceable against such Company and, to the Knowledge of Sellers, the other parties thereto in all material respects in accordance with their respective terms, except as the same may be limited by the Enforceability Exceptions.
(c)    Neither any Company nor, to the Knowledge of Sellers, any other party is in breach, violation or default (or would be in breach, violation or default but for the existence of a cure period) in any material respect, and no event has occurred that, with lapse of time or action by a third party, would result in such a breach, violation or default by any Company or, to the Knowledge of the Sellers, any other party in any material respect under any Material Contract to which any Company is a party or by which it is bound or to which its assets or property is subject,

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or would permit termination, modification or acceleration by the counterparty, under any Material Contract.
Section 4.07    Assets.
(a)    Real Property.
(i)    Schedule 4.07(a)(i) describes all real property owned and material real property leased by any Company (“Company Real Property”). Schedule 4.07(a)(i) describes all leases for mine properties or mineral rights (the “Mineral Leases”) leased by any Company and other rights to extract lignite, together with a good faith estimate of the percentage of undivided interest in each of the properties leased by such Company under the terms of the Mineral Lease.
(ii)    Other than with respect to any potential deficiencies arising out of Permitted Liens, the applicable Company has marketable title to, or a valid leasehold interest in (or, except only in the case of mine properties or mineral rights, Defensible Title), the Company Real Property attributed to it on Schedule 4.07(a)(i), in each case, free and clear of all Liens other than Permitted Liens, except, in the case of Company Real Property consisting of mine properties or mineral rights, where such failure to have Defensible Title or valid leasehold interest would not reasonably be expected, in any individual case or in the aggregate, to have a material adverse effect on the amount of lignite available to be mined from the Company Real Property.
(b)    With regard to each lease listed on Schedule 4.07(a)(i) (each, a “Real Property Lease”), (i) such Real Property Lease is valid and effective against the applicable Company and, to the Sellers’ Knowledge, the counterparties thereto, in all material respects in accordance with the terms thereof, except as the same may be limited by the Enforceability Exceptions, and except, in the case of Company Real Property consisting of mine properties or mineral rights, where such failure to have a valid leasehold interest would not reasonably be expected, in any individual case or in the aggregate, to have a material adverse effect on the ability of the Companies to supply, or obtain supply of, lignite in the conduct of their business, and (ii) no applicable Company (nor, to the Sellers’ Knowledge, any of the counterparties thereto) is in material breach or default under such Real Property Lease.
(c)    With respect to the Company Real Property, no Company has received any written notice of, nor to the Sellers’ Knowledge does there exist, as of the date of this Agreement, any pending condemnation or similar proceedings, or any sale or other disposition of any Company Real Property or any part thereof in lieu of condemnation (collectively, “Condemnation Actions”), and no Company has received written notice of any threatened Condemnation Actions, which Condemnation Actions, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
Section 4.08    Employee Benefit Plans.
(a)    Schedule 4.08(a) contains a list of each Benefit Plan. With respect to each Benefit Plan, Sellers have made available to Purchaser copies of (i) such Benefit Plan, or, in the case of an unwritten Benefit Plan, a written description thereof, including any amendments, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial

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statements and actuarial or other valuation reports prepared with respect thereto, (iv) the two (2) most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto, (v) the most recent summary plan description and subsequent summaries of material modifications distributed to Benefit Plan participants, if applicable, or other material communications to employees regarding the Benefit Plan, and (vi) any other material documents that control the maintenance, operation or administration of the Benefit Plans.
(b)    The terms of each Benefit Plan (and any related trust or other funding vehicle) comply with applicable Laws; each Benefit Plan has been maintained, operated and administered in compliance with applicable Laws and with the terms of such Benefit Plan (including the making of any required contributions), including all reporting and disclosure requirements, whether to participants, beneficiaries, or a governmental entity, in each case except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect; and no Company could reasonably be expected to be subject to any material taxes or penalties in connection with any applicable Laws, including, but not limited to, Section 4980H of the Code.
(c)    No Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan, in each case, that is subject to Title IV of ERISA, and no Company has incurred, or could reasonably be expected to incur, liability under Section 4063 or 4064 of ERISA.
(d)    No Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment to any Employee (other than for continuation coverage required under Section 4980(B)(f) of the Code).
(e)    No Benefit Plan covers employees of any employer other than the Companies.
(f)    There is no action by the Department of Labor, the IRS or any other governmental entity or by any plan participant or beneficiary pending or, to the Sellers’ Knowledge, threatened relating to the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings).
(g)    No Benefit Plan provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit, or the payment (whether in cash or property or the vesting of property) that would reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.
(h)    Each Benefit Plan that is subject to Section 409A of the Code complies with the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance thereunder, and the Companies have no obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

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Section 4.09    Labor and Employment Matters.
(a)    Schedule 4.09 sets forth a complete list of all natural persons who provide services to any Company as employees, independent contractors or consultants of such Company, as of the most recent pay date immediately preceding the applicable date(s) of this representation, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) location; (iv) hire date; (v) designation as either exempt or non-exempt from the minimum wage and overtime requirements of the FLSA; (vi) current base compensation rate, commission, bonus or other incentive-based compensation; and (vii) description of fringe benefits provided to each such individual. Except as set forth in Schedule 4.09, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors, and consultants for services performed on or prior to the applicable date(s) of this representation have been paid in full and there are no outstanding agreements, understandings or commitments of such Company with respect to any compensation, commissions, or bonuses. Except as set forth in Schedule 4.09, no Company employs or engages any employee, independent contractor, or consultant who cannot be dismissed immediately, whether currently or immediately after the transaction contemplated by this Agreement, without notice and without further liability to any Company under any employment or retention agreement, other contract or severance plan or agreement, subject to applicable Laws relating to employment discrimination.
(b)    None of the Companies is a party to, bound by, or negotiating any collective bargaining agreement or other agreement with a labor organization representing any of the Employees. For the last five (5) years from the date of this Agreement, there have been no strikes, lockouts or other labor stoppages involving the Employees, nor, to the Knowledge of Sellers, are any strikes, lockouts or other labor stoppages pending or threatened. For the last five (5) years from the date of this Agreement, to the Knowledge of Sellers, no union, or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.
(c)    Each of the Companies are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals providing services to the Companies have been classified and treated as employees, independent contractors, or leased employees in accordance with applicable Law. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are and have been properly classified in all material respects. There are no Actions against the Companies pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Company, including, without limitation, any charge, investigation, or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation,

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employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.
(d)    With respect to each Government Contract, Sellers are and have been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations, as applicable. Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations, as applicable. Sellers, and each of them, are not, and have not been for the past five (5) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Sellers, and each of them, have not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.
Section 4.10    Environmental Matters.
(a)    Schedule 4.10(a) sets forth the material Environmental Permits which relate to the operation of the Companies’ business. Except as would not reasonably be expected to have a Material Adverse Effect, (a) each of the Companies are now and have been since the Purchaser Divestment Date in compliance with all applicable Environmental Laws, (b) there are no suits, notices, demands, claims, hearings or proceedings pending or, to the Knowledge of Sellers, threatened against any Company relating to any violation, or alleged violation, of any Environmental Law or any Environmental Permit, (c) Hazardous Substances generated by the Companies are now and have been since the Purchaser Divestment Date handled and disposed of in compliance with applicable Environmental Laws and Environmental Permits, (d) no Company is subject to any corrective actions or remedial obligations relating to any settlement, court order, administrative order, or judgment asserted or arising under any Environmental Law or any Environmental Permit, (e) the Companies have not assumed or provided indemnity against any liability under any Environmental Law or any Environmental Permit, and (f) (i) the Companies hold all Environmental Permits required for the operation of the Companies’ business, (ii) the Companies are not and have not since the Purchaser Divestment Date been in violation of the terms of any Environmental Permits, (iii) all such Environmental Permits are in full force and effect and are final and non-appealable, and (iv) no proceeding to cancel, revoke, limit, modify or fail to renew any of such Environmental Permits is pending or, to the Knowledge of Sellers, threatened, and (g) to Sellers’ Knowledge, there has not been a release of Hazardous Substances on or otherwise affecting the Company Real Property or properties adjacent to the Company Real Property, that: (i) has imposed any release-reporting obligations under any Environmental Law on any of the Companies, their Affiliates, or any other Person affiliated with the Company Real Property; or (ii) has imposed or, if identified to the appropriate authorities, would impose, any obligations on any of the Companies, their Affiliates, or any other Person affiliated with the Company Real Property under any Environmental Law to investigate, assess, monitor, clean-up, contain, remediate, mitigate, remove, store, transport, dispose or treat any contamination, prepare or implement any work plans related thereto, or respond to or prepare for, any inquiry, order, hearing or other proceeding by or before any Governmental Authority

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with respect to any contamination. The foregoing representation is the sole representation in this Agreement relating to Environmental Laws, Environmental Permits and Hazardous Substances.
(b)    Schedule 4.10(b) contains a true and complete list of all material reports, studies, and assessments existing as of the Execution Date regarding environmental conditions relating to the Company Real Property or any facilities belonging to or used by any Company in the conduct of its business that would reasonably be expected to result in a material liability to the Company, including, but not limited to, any Phase I environmental site assessment report, Phase II environmental site assessment report, or equivalent (the “Reports”). Sellers have provided Purchaser with a true and complete copy of each Report, including any amendments or updates thereto. Except as set forth on Schedule 4.10(b), to Sellers’ Knowledge, there has been no change in circumstance in any matters described in a Report that would have a Material Adverse Effect.
Section 4.11    Insurance. Schedule 4.11 sets forth a list of all material insurance policies maintained by the Sellers or the Companies with respect to which any of the Companies are a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid. No written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination, nor any written notice of breach or default under any Insurance Policy, has been received by the Sellers or the Companies or any Affiliate thereof, and, to the Knowledge of the Sellers, no such action has been threatened.
Section 4.12    Taxes.
(a)    All material Tax Returns required to be filed by each Company for all periods ending on or before the Closing Date have been timely filed (taking into account any applicable extensions) in accordance with all applicable Laws, and all Taxes due and payable by each Company for all periods ending on or before the Closing Date have been paid within the time required by Law or an adequate reserve in accordance with GAAP for the amount of such Tax has been established, which reserve shall have been accrued on the books and records of the Companies.
(b)     (i) There is no action, suit, proceeding, investigation, audit or claim pending or, to the Knowledge of Sellers, proposed against any Company with respect to any material Taxes or with respect to any material Tax Return filed by any Company, (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of any material Taxes of any Company that remain in effect, (iii) there are no material Liens for Taxes upon the assets of any Company, other than Permitted Liens, and (iv) each Company has withheld and remitted to the proper Taxing Authority all material Taxes that it was required to withhold and remit.
(c)    ACS is classified as a partnership (before giving effect to the sale of the Interests to Purchaser pursuant to this Agreement), and each other Company is classified as a disregarded entity, in each case, for federal income tax purposes.
(d)    No Company is party to an agreement the primary purpose of which is the allocation, sharing or indemnification of Taxes or has any material liability for the Taxes of another Person as a transferee or successor. Except for the transactions contemplated by this Agreement, the Company has not consummated, has participated in, or is currently participating in any

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transaction that was or is a “Tax shelter,” “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder.
(e)     Each Company has at all times (i) correctly classified those Persons performing services as employees, leased employees, independent contractors, partners or agents of the Company for Tax purposes, and (ii) complied in all material respects with all reporting and record keeping requirements related thereto, including filing of the IRS Forms W-2 and 1099 (or other applicable forms). There are no pending or, to the Knowledge of Sellers, threatened, proceedings with respect to Taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes or the filing of Tax Returns, of any Company. No written claim that has not been resolved has ever been made by a Governmental Authority in a jurisdiction where a particular Company does not file a particular Tax Return that such Company is or may be subject to taxation by that jurisdiction. Except as set forth on Schedule 4.12(e), each Company has collected and timely remitted all applicable material sales, use, valued added and similar Taxes that it was required to collect and remit under applicable Law. No Company has ever had a permanent establishment (within the meaning of an applicable Tax treaty) in a jurisdiction outside of the United States or an office or fixed place of business in a jurisdiction outside of the United States. Except as disclosed on Schedule 4.12(e), no power of attorney has been granted by or with respect to any Company with respect to any matter relating to Taxes that will be effective after the Closing Date. There are no material unpaid Tax assessments against any Company for any fiscal period.
(f)    Notwithstanding anything to the contrary, the representations in this Section 4.12 and in Section 4.08 are the only representations and warranties of Sellers relating to Taxes in this Agreement.
Section 4.13    Brokers. Except for Houlihan Lokey, Inc., no broker, finder agent or similar intermediary has acted on behalf of Sellers or any of the Companies in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commission payable by any of the Companies in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding entered into by Sellers or any of the Companies. Sellers shall be solely responsible for such fees or commissions owed or claimed to be owed to Houlihan Lokey, Inc. or any of its Affiliates as a result of this Agreement or the transactions contemplated hereby.

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Section 4.14    Financial Statements; Liabilities.
(a)    Sellers have delivered to Purchaser the following financial statements: (i) the audited balance sheet of ACS as of December 31, 2017 (the “Balance Sheet Date”), the audited Statement of Operations for the twelve-month period ended December 31, 2017, the audited Statement of Cash Flows for the twelve-month period ended December 31, 2017, and the audited statement of Members’ Equity (as such term is used in ACS’ 2017 audited financial statements) for the period ended December 31, 2017, and (ii) the unaudited balance sheet of ACS as of September 30, 2018, the unaudited Statement of Operations for the three-month period ended September 30, 2018 and 2017, the unaudited Statement of Cash Flows for the three-month period ended September 30, 2018 and 2017, and the unaudited statement of Members’ Equity for the three-month period ended September 30, 2018 and 2017 (the financial statements referred to in this Section 4.14(a) being referred to collectively as the “Financial Statements”).
(b)    Each of the Financial Statements was prepared from the books and records kept by ACS and fairly presents (subject to year-end audit adjustments and the absence of footnote disclosure in the case of the interim financial statements), in all material respects, the financial position of ACS, as of such dates, and the results of ACS’ operations and ACS’ cash flows for the periods then ended in accordance with GAAP consistently applied.
(c)    The Companies have no liabilities or obligations of any nature whatsoever, whether absolute, accrued or contingent, which are required to be disclosed on a balance sheet prepared in accordance with GAAP, except for those (a) reflected or reserved on the Financial Statements, (b) incurred or accrued since the Balance Sheet Date in the Ordinary Course, or (c) that do not exceed $100,000 individually or $250,000 in the aggregate.
(d)    Since September 30, 2018 through the date of this Agreement, (i) the business of the Companies, including their management of working capital, has been conducted in accordance with the Ordinary Course in all material respects and (ii) there has not been any change, event or effect relating to the Companies that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
Section 4.15    Intercompany Obligations. Other than amounts owed under the Contracts set forth in Schedule 4.15, no obligations, Contracts or other liabilities exist between any of the Companies, on the one hand, and Sellers and their Affiliates (other than the Companies), on the other hand, that will continue in effect subsequent to the Closing Date.
Section 4.16    Intellectual Property.
(a)    Schedule 4.16(a) sets forth an accurate and complete list of the following owned by the Companies: (i) all registered Intellectual Property, (ii) all material unregistered Trademarks, and (iii) all Intellectual Property for which an application for registration is currently pending. The Companies own or are licensed or otherwise have the right to use all Intellectual Property that is used in the businesses of the Companies. The Companies have taken commercially reasonable action to maintain and protect the confidentiality of all material trade secrets that are owned by Companies, and to the Knowledge of the Sellers, all registered Intellectual Property is

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valid, subsisting, and enforceable by the Companies and each application for Intellectual Property is pending and active.
(b)    Except as set forth on Schedule 4.16(b), (i) there is no Intellectual Property owned, held, used, distributed or marketed by the Companies that is, or has been since the Purchaser Divestment Date, subject to any outstanding Order or Action, demand or other dispute, disagreement or claim relating to the legality, validity, enforceability, scope, ownership or use of such Intellectual Property, whether brought by another Person or by the Companies against another Person; (ii) to the Knowledge of the Sellers, there is no Intellectual Property owned by the Companies that is, or has been since the Purchaser Divestment Date, infringed, misappropriated, or otherwise violated by another Person, nor is there any outstanding or pending Action, demand or other dispute, disagreement or claim regarding another Person infringing, misappropriating, or otherwise violating any Intellectual Property owned by the Companies; (iii) no Action is pending, and to the Knowledge of the Sellers, no Action is threatened, challenging the legality, validity, enforceability, scope or ownership of any Intellectual Property owned by the Companies (with the exception, in each case, of office actions in connection with the prosecution of applications for the registration or issuance of such Intellectual Property); (iv) there are no Orders, Actions, requests for licenses, or requests for indemnification currently being asserted against the Company, and to the Knowledge of the Sellers, none of the foregoing is threatened or has been threatened since the Purchaser Divestment Date against any of the Companies or asserted or threatened against any third parties, in each case relating to allegations by another Person that the Companies’ business, including without limitation its assets, products, or services, or the use of such products and services by other Persons in accordance with instructions, if any, provided by Companies, infringe, misappropriate, or otherwise violate the Intellectual Property rights of any other Person; and (v) the conduct and operation of the Companies’ business, including without limitation its assets, products, or services, or the provision of products or services to other Persons, or the use of such products and services by other Persons in accordance with instructions, if any, provided by Companies, do not, and have not since the Purchaser Divestment Date, infringed, misappropriated, or otherwise violated the Intellectual Property rights of any other Person in a manner that would reasonably be expected to result in a material liability to the Companies.
(c)    All former and current directors, officers, employees, consultants, contractors, agents or other representatives of the Companies whose duties or responsibilities could reasonably be anticipated to result in the creation of Intellectual Property have entered into Intellectual Property assignment agreements assigning at the time of execution to one of the Companies or otherwise currently vesting ownership in one of the Companies all Intellectual Property developed within the scope of their duties and responsibilities for the Companies.
(d)    There have been no material unauthorized intrusions into, incidents of exceeded authority with respect to, or breaches of the security of information technology systems with respect to the Companies, that has resulted in unauthorized access, use, disclosure, encryption, modification, or corruption of any material information or data stored within such systems. To the Sellers’ Knowledge, there have been no data or other security breaches at any data center or other hosting provider facility at which any data of the Companies has been hosted or stored and that has resulted in unauthorized access, use, disclosure, encryption, modification, or corruption of any material information or data stored within such systems.

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(e)    Subject to receipt of the Company Approvals, the consummation of the transactions contemplated by this Agreement will not result in the loss of the ownership, or any license of or other right to, any material Intellectual Property, or result in a material alteration of the terms and conditions related thereto.
(f)    Other than as explicitly set forth in Section 4.06, this Section 4.16 contains the sole and exclusive representations and warranties with respect to Intellectual Property matters.
Section 4.17    Cogeneration Facility. The cogeneration facility owned and operated by ADA Red River is a qualifying facility within the meaning of the Public Utility Regulatory Policies Act of 1978, as amended, including the implementing regulations adopted by the Federal Energy Regulatory Commission thereunder, and, to the Sellers’ Knowledge, there are no facts that are reasonably likely to cause such cogeneration facility to lose such status as a qualified facility. The cogeneration facility owned by ADA Red River is not a Facility and ADA Red River is not required to register with the North American Electric Reliability Corporation as a Generation Owner, Generation Operator, or other registered entity type.  For the purposes of this Section 4.17, the terms “Facility,” “Generator Owner,” and “Generator Operator” shall have the meanings given to them in the North American Electric Reliability Corporation Glossary of Terms Used in NERC Reliability Standards.
Section 4.18    Exclusive Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (as modified by the Schedules), neither the Companies nor any other Person on its behalf makes any other express or implied representation or warranty with respect to any Company or the transactions contemplated by this Agreement, and the Sellers disclaim any other representations or warranties, whether made by the Sellers, Companies or any other Person.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Sellers, as of the Execution Date and the Closing Date, that:
Section 5.01    Organization and Qualification. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is qualified to transact business and is in good standing in each jurisdiction where the actions required to be performed by it hereunder makes such qualification necessary, except where the failure to be so qualified would not result in a material adverse effect on Purchaser’s ability to perform its obligations hereunder.
Section 5.02    Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly and validly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of

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Purchaser enforceable against Purchaser in accordance with its terms except as the same may be limited by the Enforceability Exceptions.
Section 5.03    No Conflicts; Consents and Approvals. The execution and delivery by Purchaser of this Agreement does not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:
(a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of its Organizational Documents;
(b)    subject to the receipt of all Approvals set forth in Schedule 5.03(b) (collectively, “Purchaser Approvals”), violate or result in a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Purchaser is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not result in a material adverse effect on Purchaser’s ability to perform its obligations hereunder; and
(c)    assuming all Purchaser Approvals have been made, obtained or given, (i) violate or breach any Law or writ, judgment, order or decree applicable to Purchaser or (ii) require any Approval of, any Governmental Authority under any applicable Law, except where any such violation or breach or the failure to obtain any such consent or approval would not result in a material adverse effect on Purchaser’s ability to perform its obligations hereunder.
Section 5.04    Litigation. There are no Claims pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser before any Governmental Authority or any arbitrator which would result in a material adverse effect on Purchaser’s ability to perform its obligations hereunder. There are no outstanding judicial orders or judgments to which Purchaser is subject that prohibit the consummation of the transactions contemplated by this Agreement or would result in a material adverse effect on Purchaser’s ability to perform its obligations hereunder.
Section 5.05    Compliance with Laws. Purchaser is not in violation of any Law, except for violations that would not result in a material adverse effect on Purchaser’s ability to perform its obligations hereunder.
Section 5.06    Brokers. No broker, finder agent or similar intermediary has acted on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commission payable by Purchaser in connection with the transactions contemplated hereby for which Sellers or any of their Affiliates could become liable or obligated.
Section 5.07    No Registration for Acquisition. Purchaser is acquiring the Interests for its own account without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of the Securities Act of 1933 (the “1933 Act”). Purchaser acknowledges that the Interests are not registered pursuant to the 1933 Act and that the Interests may not be transferred, except pursuant to an applicable exception under the 1933 Act. Purchaser is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

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Section 5.08    Financial Resources. Purchaser will, as of the Closing Date, have sufficient funds available to enable it to purchase the Interests and make the other payments pursuant to Section 2.02 on the terms hereof and otherwise perform its obligations hereunder. Purchaser represents and warrants that, to the Knowledge of Purchaser, all funds paid to Sellers shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering laws of the United States.
Section 5.09    Legal Impediments. To the Knowledge of Purchaser, there are no facts relating to Purchaser, any applicable Law or any Contract to which Purchaser is a party that would disqualify Purchaser from obtaining control of the Interests or the Companies or that would prevent, delay or limit the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby.
Section 5.10    Opportunity for Independent Investigation. Purchaser is an experienced and knowledgeable investor. Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Companies and acknowledges that Purchaser has been provided access to certain management personnel, properties, premises and records of the Companies for such purpose.
Section 5.11    Reliance on Sellers’ Representations and Warranties. In entering into this Agreement, Purchaser has relied solely upon the representations, warranties and covenants contained herein and has not been induced by and has not relied upon any representations, warranties or statements, whether oral or written, express or implied, made by Sellers or any of their Representatives, Affiliates or agents that are not expressly set forth in this Agreement, and except as specifically set forth in this Agreement, Sellers do not make and have not made any representations or warranties of any kind, oral or written, express or implied, including as to compliance with Law, and/or any requirements for alterations or improvements to comply with Law or any other matter bearing on the use, value or condition of the assets of the Companies. Neither Sellers nor any of the Companies or any of their respective Representatives, Affiliates or agents shall have any liability or responsibility whatsoever to Purchaser or its Representatives, shareholders, Affiliates or agents on any basis in contract or tort, under federal or state securities Laws or otherwise, resulting from the furnishing to Purchaser, or from Purchaser’s use of, any Due Diligence Information, except in the case of Fraud.
Section 5.12    Disclaimer Regarding Projections. Purchaser may be in possession of certain projections and other forecasts regarding the Companies, including projected financial statements, cash flow items and other data of the Companies and certain business plan information of the Companies, as well as information and forecasts regarding markets related to the Companies’ businesses. Purchaser acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly are not relying on them, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and Purchaser shall not have any claim against anyone with respect thereto. Accordingly, Purchaser acknowledges that, without limiting the generality of Section 3.05, Section 4.19, or Section 5.11, neither Sellers, any Company, nor any of their Affiliates, Representatives,

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agents or advisors has made any representation or warranty with respect to such projections and other forecasts and plans.
ARTICLE VI
COVENANTS
The Parties hereby covenant and agree as follows:
Section 6.01    Access of Purchaser.
(a)    During the Interim Period, the Sellers shall cause the Companies to provide Purchaser and its Representatives with reasonable access during normal business hours to the officers, management employees, books, records and properties of the Companies, provided that Sellers shall have the right to (i) have a Representative present for any communication with employees or officers of the Companies and (ii) impose reasonable restrictions and requirements for safety or operational purposes; provided, further, that neither Purchaser nor its Representatives shall collect or analyze any environmental samples (including building materials, indoor and outdoor air, surface and ground water, and surface and subsurface soils), without the prior written authorization of Sellers. Notwithstanding the foregoing, Sellers and the Companies shall not be required to provide any information or allow any inspection which they reasonably believe will violate applicable Law or which constitutes or allows access to information protected by attorney/client privilege. Purchaser shall not be permitted to contact any of any Company’s vendors, customers or suppliers, or any Governmental Authorities, during the Interim Period, regarding Sellers, the Companies, or this Agreement, without Sellers’ Representative’s consent; provided, however, this provision shall not prohibit Purchaser from accessing information available from publicly available databases. For the avoidance of doubt, all information provided by Sellers pursuant to this Section 6.01 shall be subject to Section 9.10.
(b)    Purchaser shall indemnify, defend and hold harmless Sellers and their Representatives from and against all losses incurred by Sellers, their Representatives or any other Person arising out of the access rights under this Section 6.01, including any Claims by any of Purchaser’s Representatives for any injuries or losses while present at the Company Real Property.
Section 6.02    Conduct of Business Pending the Closing.
(a)    During the Interim Period, except as required by applicable Law, as permitted or contemplated by this Agreement, or otherwise with Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed) Sellers shall cause the Companies to operate in the Ordinary Course and shall use commercially reasonable efforts to (A) preserve, maintain and protect the assets and properties of the Companies in accordance with Prudent Industry Practice and (B) maintain all material relationships with customers, suppliers and Governmental Authorities. Without limiting the foregoing, except as otherwise contemplated by this Agreement or as consented to by the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, Sellers shall not, with respect to any Company, and shall cause each Company not to, during the Interim Period:

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(i)    sell, transfer, convey, assign, abandon, encumber or otherwise dispose of any portion of, or interest in, any Company Real Property, or grant any easement, right-of-way agreement, license, lease, sublease, occupancy agreement, or like instrument burdening any portion of, or interest in, the Company Real Property, other than Permitted Liens;
(ii)    sell, transfer, convey, assign, abandon, encumber (except for Permitted Liens) or otherwise dispose of any material personal property, other than in the Ordinary Course, or make any distributions of cash to Sellers in respect of their equity interests in the Companies;
(iii)    (x) amend or modify in any material respect adverse to the Companies or terminate any Material Contract, except (A) in the Ordinary Course, (B) termination due to uncured breach by the counterparty under, or otherwise in the Ordinary Course upon the expiration of, such Material Contract or (C) renewal in the Ordinary Course prior to the expiration of such Material Contract; or (y) enter into any new Material Contracts, except (i) any such Contract referenced in the parenthetical of clause (vii) of Section 4.06(a), (ii) any “Non-Disclosure” or “Material Transfer” or similar agreement which would be deemed a “Material Contract” solely in response to clause (viii) of Section 4.06(a), and which does not deviate from the Companies’ standard forms in any material respect adverse to the Companies, or (iii) any Contract that is a Material Contract solely because it constitutes one of a group of related contracts that is disclosed in Schedule 4.06(a) pursuant to clause (i) or (iii) of Section 4.06(a) and does not deviate therefrom in any material respect adverse to the Companies.
(iv)    incur, create, assume or otherwise become liable for any Debt other than Debt that will be discharged at or prior to the Closing Date;
(v)    fail to maintain its existence or merge or consolidate with any other Person, liquidate, dissolve, reorganize or otherwise wind up its business or operations, effect any recapitalization, reclassification or like change in its capitalization, or acquire all or substantially all of the assets of any other Person;
(vi)    issue, reserve for issuance, pledge, encumber, redeem or sell or enter into any arrangement to do any of the foregoing, with respect to any of their equity interests, other than the redemption of Interests held by employees in connection with the termination of their employment pursuant to the terms of award agreements governing such Interests;
(vii)    purchase any equity securities of any Person;
(viii)    amend or modify its Organizational Documents in any manner that will have an adverse effect on any Company or Purchaser;
(ix)    make any material change in its accounting or Tax reporting principles, methods or policies, except as required by GAAP or applicable Law;

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(x)    enter into any transaction with any Affiliate (other than transactions among the Companies) by which any Company would be bound following the Closing Date (except as contemplated by this Agreement);
(xi)    settle any Claim or compromise or settle any liability, in each case in an amount in excess of $100,000 or that is otherwise material to the business of the Companies, taken individually (subject to the Financial Support Exception) or as a whole;
(xii)    create or suffer to exist any Lien against any of the Interests or any Lien against the assets of the Companies (other than a Permitted Lien);
(xiii)    amend any Benefit Plan or adopt any compensation or benefit plan including, without limitation, any pension, retirement, profit-sharing, severance, retention, bonus or other employee benefit or welfare benefit plan with or for the benefit of its current or former employees or directors or increase the compensation or benefits of any current or former director, employee or service provider of the Companies;
(xiv)    commit to or approve any capital expenditure (or series of related capital expenditures) in excess of $100,000 that has not been committed to or approved as of the date hereof; or
(xv)    agree or commit to do any of the foregoing.
(b)    Notwithstanding Section 6.02(a) or any other provision herein, any Company may take commercially reasonable actions with respect to emergency situations or to comply with applicable Law.
(c)    Nothing contained in this Section 6.02 is intended to give Purchaser the right to control or direct the operations of the Companies prior to the Closing Date.  Prior to the Closing Date, Sellers and the Companies shall exercise complete control and supervision over the Companies’ operations.
Section 6.03    Tax Matters.
(a)    Tax Returns. The Parties acknowledge that ACS’ taxable year will end on the Closing Date and that ACS is intended to be classified as a partnership for U.S. federal and other applicable income tax purposes through and including, but not after, the Closing Date. Sellers shall prepare and timely file the U.S. federal and other income Tax Returns of ACS for its taxable period ending on the Closing Date (and for any prior period), in the manner determined by Sellers in their sole discretion; provided, that ACS will elect the application of Section 6226 of the Code (as in effect under the Bipartisan Budget Act of 2015) with respect to any “imputed underpayment” (within the meaning of such section) for any taxable period that begins on or after January 1, 2018 and ends on or before the Closing Date.
(b)    Cooperation. Following the Closing, Purchaser and Sellers shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably

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requested by Purchaser or Sellers, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.03 and any audit, litigation, administrative proceeding or other dispute (each a “Tax Proceeding”) with respect to such Tax Returns and the Taxes of the Companies. Such cooperation shall include (upon a Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser shall promptly, and in any event within five (5) days of receipt notify Sellers’ Representative in writing of the receipt by Purchaser or any Affiliate of Purchaser (including the Companies following the Closing Date) of notice of any inquires, claims, assessments, audits or similar events with respect to Taxes or Tax Returns relating to any taxable period (or portion thereof) ending on or prior to the Closing Date or otherwise relating to any Taxes for which Sellers or their direct or indirect owners would be responsible.
(c)    Transfer Taxes. In the event that any Transfer Taxes are payable in connection with the transactions contemplated by this Agreement, all such Transfer Taxes shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers. Accordingly, if Sellers are required by Law to pay any such Transfer Taxes, Purchaser shall reimburse Sellers within five (5) Business Days of receipt of written request from Sellers for fifty percent (50%) of the amount of such Transfer Taxes. Purchaser shall prepare and timely file any Tax Returns for any such Transfer Taxes in accordance with applicable Law and shall promptly provide copies of such Tax Returns to Sellers. Sellers and Purchaser shall use their commercially reasonable efforts to cooperate and consult with each other prior to filing any Tax Returns for Transfer Taxes to ensure that all such Tax Returns are filed in a consistent manner.
(d)    Tax Sharing or Similar Agreement. Any Tax sharing agreement the only parties to which are one or more Companies, on the one hand, and one or more Sellers, on the other hand, shall terminate as of the Closing Date, and no party thereto shall have any rights or obligations thereunder with respect to any past, current or future Tax period.
(e)    Tax Proceedings. Sellers shall be entitled to control any Tax Proceeding (including any settlement or other resolution thereof) relating to the income Taxes or income Tax Returns of any of the Companies for any taxable period ending on or before the Closing Date, in Sellers’ sole discretion. Following the Closing, Sellers and Purchaser shall cooperate in good faith with respect to any other Tax Proceeding with respect to Taxes or Tax Returns of the Companies if Sellers could be liable under applicable Law for all or a portion of the Taxes relating to such Tax Proceeding; provided, that any Party that could be liable under applicable Law for all or a portion of the Taxes relating to such Tax Proceeding shall be entitled to participate in such Tax Proceeding, each Party shall keep the other Parties with such potential liability informed with respect to material developments in such Tax Proceeding, and no Party shall settle such Tax Proceeding for which another Party may be liable without such other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(f)    Refunds. Any Tax refund (including any credit or other similar benefit in lieu thereof and any interest received in respect thereof) received by Purchaser or its Affiliates (including the Companies), that relates to Taxes or Tax Returns of the Companies for any period (or portion thereof) ending on or before the Closing Date shall be for the account of Sellers, and Purchaser

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shall pay to Sellers the amount thereof, or applicable portion thereof, within ten (10) days after the receipt thereof or the application of any such refund, credit or other similar benefit to reduce a Tax liability of Purchaser, the Companies or any Affiliate thereof. Following the Closing, Purchaser shall, and shall cause its Affiliates (including, after the Closing, the Companies) to, use their reasonable efforts to promptly obtain any such refund, credit or other similar benefit to which Sellers would be entitled, including by taking actions that are reasonably requested by Sellers in connection therewith.
(g)    Certain Post Closing Actions. Except as reasonably necessary to resolve a Tax Proceeding in accordance with Section 4.12(e) (but subject to compliance with the terms of Section 4.12(e), including the requirements contained in the proviso in Section 4.12(e)), following the Closing, neither the Purchaser nor any of the Companies (or any Affiliate thereof) shall (i) amend any Tax Return with respect to the Companies, (ii) make any Tax election with respect to the Companies, or (iii) make any voluntary Tax disclosure, Tax amnesty or other similar filing, in each case, that could reasonably be expected to increase Sellers’ or Sellers’ direct or indirect owners’ liability for Taxes, without the prior written consent of the Sellers.
(h)    Cancellation of Debt Income. Sellers shall report on the final ACS partnership income Tax Return filed after the Closing any cancellation of debt income realized by ACS based on the Barings Loan Balance exceeding the sum of the amounts paid to Barings under Section 2.05(d) and released to Barings under Sections 6.15 and 2.06(e) to fully discharge the Debt of the Companies held by Barings.
Section 6.04    Public Announcements. Except for the press release announcing the execution of this Agreement or the current report on Form 8-K required to be filed by Purchaser, in each case, in the form mutually agreed between Purchaser and Sellers, or as otherwise provided in this Agreement, the timing and content of all press releases or public announcements regarding any aspect of this Agreement, any other agreement contemplated hereby or the transactions contemplated hereby or thereby to the financial community, government agencies or the general public shall be mutually agreed upon in advance by the Parties. Notwithstanding the foregoing, (i) each Party may make any such announcement that it in good faith believes, based on advice of counsel, is required by Law or any listing agreement with any national securities exchange to which such Party is subject; provided that such Party shall consult with and agree on the language of any such announcement with the other Party prior to any such announcement to the extent practicable, and shall in any event promptly provide the other Party with copies of any such announcement and (ii) Sellers shall be entitled to disclose information concerning the transactions contemplated hereby to their and their Affiliates’ Representatives, investors, limited partners and bona fide prospective investors, in each case so long as the recipient of such information is informed of the confidential nature of such information.
Section 6.05    Expenses and Fees. Except as expressly provided otherwise herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, all costs, expenses and premiums relating to the R&W Policy shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers; provided that, such fifty percent (50%) shall not exceed $135,000 (the “Seller RW Amount”). Purchaser shall be responsible for directly paying the insurer all amounts

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due under the R&W Policy when such amounts become due and payable. As of the date of this Agreement, Purchaser has provided to Sellers’ Representative a draft of the R&W Policy and Purchaser shall not agree to any amendment, modification or waiver to or of the R&W Policy after the date hereof that would adversely affect Sellers' or its Representatives' exposure to any subrogation claims with respect to the R&W Policy.
Section 6.06    Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Parties shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions and execute and deliver such other documents as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of any provision of this Agreement, each of the Parties shall use their commercially reasonable efforts to (a) take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and (b) cause the satisfaction at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement; provided that, the foregoing shall in no event be interpreted to require any Party to waive any condition precedent to its obligations to close the transactions contemplated hereby. After the date of this Agreement and prior to the Closing, Sellers’ Representative shall or shall cause the Company to use commercially reasonable efforts to obtain a consent to the transactions contemplated by this Agreement from the Persons listed on Schedule 6.06 in a form reasonably satisfactory to the Purchaser and Purchaser shall cooperate and use its commercially reasonable efforts in connection with the foregoing; provided, that, no Party shall be required to pay any consideration or make any concession in consideration of such consent.
Section 6.07    Post-Closing Access to Information. Following the Closing Date, Sellers and their Affiliates shall be entitled to retain copies (at Sellers’ sole cost and expense) of all books, records and other documents pertaining to Sellers’ ownership or operation of the Companies. Purchaser shall and shall cause each of the Companies to, retain, for at least five (5) years after the Closing Date, all books, records and other documents pertaining to the Companies’ businesses that relate to the period prior to the Closing Date, except for Tax Returns and supporting documentation relating to the Companies’ businesses or assets which shall be retained until sixty (60) days after the expiration of the applicable statute of limitations, and to make the same available after the Closing Date for inspection and copying by Sellers, during regular business hours without significant disruption to the Companies’ businesses and upon reasonable request and upon reasonable advance notice. At and after the expiration of such period, if Sellers or any of their Affiliates have previously requested in writing that such books and records be preserved, Purchaser shall, and shall cause the Companies to, either preserve such books and records for such reasonable period as may be requested by Sellers or transfer such books and records to Sellers or their designated Affiliates at Sellers’ expense.
Section 6.08    Employee and Benefit Matters.

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(a)    For not less than twelve (12) months following the Closing Date, Purchaser shall provide to each Employee who is then currently employed by Purchaser or the Companies: (A)(i) a salary or wage level and bonus opportunity at least equal to the salary or wage level and bonus opportunity to which such employee was entitled immediately prior to the Closing Date; (ii) severance benefits and paid time off benefits that, respectively, are no less favorable than the severance and paid time off benefits to which such employee was entitled immediately prior to the Closing Date; and (iii) other employee benefits that are substantially similar in the aggregate to the employee benefits that such employee was entitled to receive immediately prior to the Closing Date; or (B) compensation and benefits that are, in the aggregate, substantially equivalent to those provided by the Companies to Employees immediately prior to the Closing Date. Nothing herein shall modify the at-will status of any Employee’s employment with Purchaser or the Companies, each of which is acknowledged to be an at-will employee, except as set forth in Schedule 4.09.
(b)    With respect to each Employee who remains employed until the date that is thirty (30) days following the Closing (the “Bonus Retention Date”), Purchaser shall pay or shall cause the Companies to pay to such Employee, on the Bonus Retention Date, such Employee’s annual bonus for 2018, prorated for the portion of 2018 completed prior to the Closing Date using the annual bonus amounts as of October 31, 2018 and daily accruals thereon, in each case, as set forth on Schedule 6.08(b); provided, that if any Employee’s employment is terminated prior to the Bonus Retention Date by Purchaser other than for cause (as defined in such Employee’s employment agreement or offer letter as in effect on the date hereof or, if there is no such employment agreement or offer letter, as defined in the ADA Carbon Solutions, LLC 2016 Retention & Performance Award Plan), Purchaser shall pay or cause the Companies to pay to such Employee the applicable amount set forth on Schedule 6.08(b) on the date of such Employee’s termination.
(c)    To the extent permitted under applicable Law, Purchaser shall use commercially reasonable efforts to: (i) waive or cause to be waived pre-existing condition requirements (except with respect to any pre-existing condition for which coverage was denied under any Benefit Plan), evidence of insurability provisions, waiting period requirements or any similar provisions under any employee welfare benefit plans maintained by Purchaser and/or its Affiliates for Employees after the Closing Date, and (ii) apply or cause to be applied toward any deductible requirements and out-of-pocket maximum limits under Purchaser’s and/or its Affiliates’ employee welfare benefit plans any amounts paid (or accrued) by each Employee under any Benefit Plan during the applicable plan year in which the Closing Date occurs. Purchaser shall recognize for all purposes, other than benefit accrual under any defined benefit pension plan, but including eligibility, vesting, benefit accrual and determination of level of benefits, under Purchaser’s and its Affiliates’ policies and employee benefit plans (including paid time off and severance) the service of any Employee prior to the Closing Date.
(d)    Following the Closing, Purchaser shall or shall cause the Companies to pay the Employee Transaction Expenses in accordance with the terms of the applicable plan, award document or other similar agreement.
(e)    The provisions of Section 6.08(a), (b), (c), and (d) are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended or shall be

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construed to confer upon or give to any person (including, for the avoidance of doubt, any Employee), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of Sellers, Purchaser, the Companies or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement; or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
Section 6.09    Insurance. Purchaser shall be solely responsible for providing insurance to the Companies for any event or occurrence after the Closing. Sellers shall maintain or cause to be maintained in full force and effect the material insurance policies covering the Companies until the Closing.
Section 6.10    Director and Officer Indemnification.
(a)    Purchaser shall cause each Company (i) to maintain for a period of not less than six (6) years from the Closing Date, provisions in its Organizational Documents concerning the indemnification and exculpation (including relating to expense advancement) of such Company’s former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of such Company, in each case, as of the date hereof and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b)    At Purchaser’s sole cost and expense, Purchaser shall cause to be obtained a prepaid insurance and indemnification policy (i.e., tail coverage) at or prior to Closing with a term of six (6) years that provides coverage with respect to directors’ and officers’ liability and fiduciary liability with terms, limits and conditions that are no less favorable to the Companies’ directors and officers than the applicable corresponding insurance policies in place as of immediately prior to Closing, in each case, solely with respect to claims associated with losses that occurred or were suffered prior to the Closing Date.
(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 6.10 shall survive indefinitely and shall be binding, jointly and severally, on all successors and assigns of Purchaser and the Companies. In the event that Purchaser or the Companies or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Companies, as the case may be, shall succeed to the obligations set forth in this Section 6.10.
Section 6.11    Casualty. Notwithstanding anything to the contrary in this Agreement, in the event of damage by fire or other casualty to any material properties or assets of any Company prior to Closing, Sellers shall notify Purchaser promptly of such fact and this Agreement shall remain

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in full force and effect, provided that if such casualty could reasonably be expected to result in a Material Adverse Effect, and the properties or assets are not reasonably capable of being repaired or replaced to substantially the same condition and operating capability as before such casualty, including the elimination of such Material Adverse Effect, prior to the Termination Date, then, in any such case, Purchaser may terminate this Agreement by providing notice of such termination to Sellers within twenty (20) days after receipt of written notice of such event.
Section 6.12    Anti-Poaching Clause. Sellers acknowledge and agree that the Employees set forth in Schedule 6.12 (each a “Key Employee”) possess proprietary trade secrets regarding the Companies’ business, and are likely to lure away the Companies’ clients and/or provide unique or extraordinary services to the Companies. Sellers acknowledge and agree the foregoing attributes of the Key Employees constitute valuable intellectual capital of the Companies, and are a bargained-for advantage of the transaction. Sellers further acknowledge and agree that, through their positions, they have special knowledge regarding the Key Employees’ skills and abilities, and a special hold on the goodwill of Key Employees toward the Companies. Therefore, until twelve (12) months after Closing, Sellers agree not to solicit any Key Employee while he or she remains an Employee of any Company; provided that the foregoing shall not prevent the Sellers from conducting general solicitations not targeted at Key Employees. Sellers further agree not to offer employment to any Key Employee, other than any Key Employee that is involuntarily terminated by any of the Companies or their Affiliates after Closing, from a general solicitation until six (6) months after Closing.
Section 6.13    Certificates. Immediately following the Closing, Sellers shall deliver to Purchaser or its designee all certificates evidencing the Interests.
Section 6.14    Financing. Purchaser shall, and shall cause its applicable Affiliates to, use its and their commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to negotiate, arrange, obtain and consummate no later than the Closing Date, ensure adequacy of funds available on the Closing Date under, and preserve and enforce its rights and remedies under, the debt financing intended to be incurred in connection with the transactions contemplated by this Agreement (the “Financing”), provided that, notwithstanding the foregoing, Purchaser will not be in breach of the foregoing if Purchaser consummates the Closing and pays the amounts due by Purchaser at Closing, regardless of whether the Financing has been obtained. Purchaser shall indemnify, defend and hold harmless each of the Sellers, its Affiliates, the Companies, and their respective directors, officers, employees, agents and Representatives, from and against any and all claims, losses, damages, injuries, liabilities, judgments, award, penalties, costs, documented out of pocket expenses (including reasonable legal expenses) and other payments suffered or incurred, directly or indirectly, in connection with the Financing or any documents or information provided in connection therewith.
Section 6.15    Deposit. Immediately following the execution of this Agreement, Purchaser shall deliver the amount of two million dollars ($2,000,000) (the "Deposit") to the Escrow Agent to be held under the Escrow Agreement and Purchaser and Sellers’ Representative shall cause the Deposit to be released to (i) Barings upon the Closing or (ii) the Company upon termination of this Agreement. Notwithstanding the foregoing clause (ii), Purchaser and Sellers’ Representative shall cause the Deposit to be released to Purchaser upon termination of this Agreement if:

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(a) since the date of this Agreement and prior to such termination, a Material Adverse Effect has occurred and this Agreement is terminated pursuant to Section 8.01;
(b) this Agreement is terminated pursuant to Section 8.01(a);
(c) this Agreement is terminated pursuant to Section 8.01(b)(i) unless, at or prior to the time of such termination Sellers’ Representative has delivered a certificate executed by Sellers’ Representative to Purchaser accurately confirming (I) that Sellers have satisfied or are ready to immediately satisfy the conditions in Section 7.02(a) through (d) subject only to the occurrence of the Closing and the transactions contemplated thereby or (II) that Sellers' inability to satisfy such conditions is primarily caused by, or primarily the result of, Purchaser's failure to comply with its obligations;
(d) this Agreement is terminated pursuant to Section 8.01(b)(ii); or
(e) this Agreement is terminated pursuant to Section 8.01(c).
ARTICLE VII
CONDITIONS TO THE CLOSING
Section 7.01    Conditions to the Obligations of Each Party. The obligations of each Party to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party:
(a)    No Order or other Governmental Authority of competent jurisdiction shall be in effect which has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated by this Agreement; provided that the Party asserting this condition shall have complied with its obligations under Section 6.06. No Party, as applicable, may rely, either as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement and abandoning the transactions contemplated by this Agreement, on the failure of any condition set forth in this Section 7.01 to be satisfied if such failure has been primarily caused by, or is primarily the result of, such Party’s failure to comply with its obligations under this Agreement.
Section 7.02    Conditions to the Obligations of Purchaser. The obligation of Purchaser to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of the following further conditions, any one or more of which may be waived, in whole or in part, by Purchaser:
(a)    Sellers shall have performed and satisfied in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date.
(b)    Other than the Fundamental Representations, the representations and warranties of Sellers contained in this Agreement shall be true and correct without regard to Material Adverse Effect or similar qualifiers as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of

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such date) as if made at and as of such date, except for failures of the representations and warranties to be true and correct that would not result in a Material Adverse Effect. The Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as if made at and as of such date.
(c)    Purchaser shall have received a certificate signed on behalf of Sellers indicating that the conditions provided in Section 7.02(a) and Section 7.02(b) have been satisfied.
(d)    Purchaser shall have received the deliveries to be made by Sellers under Section 2.04.
(e)    Purchaser shall have received the proceeds of the Financing.
Purchaser may not rely, either as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement and abandoning the transactions contemplated by this Agreement, on the failure of any condition set forth in this Section 7.02 to be satisfied if such failure has been primarily caused by, or is primarily the result of, Purchaser’s failure to comply with its obligations under this Agreement.
Section 7.03    Conditions to the Obligations of Sellers. The obligation of Sellers to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of the following further conditions, any one or more of which may be waived, in whole or in part, by Sellers:
(a)    Purchaser shall have performed and satisfied in all material respects all of its obligations hereunder required to be performed by Purchaser at or prior to the Closing Date.
(b)    The representations and warranties of Purchaser contained in this Agreement (without regard to material adverse effect or similar qualifiers) shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such date) as if made at and as of such date.
(c)    Sellers’ Representative shall have received a certificate signed on behalf of Purchaser indicating that the conditions provided in Section 7.03(a) and Section 7.03(b) have been satisfied.
(d)    Sellers’ Representative shall have received the deliveries to be made by Purchaser under Section 2.05.
Sellers may not rely, either as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement and abandoning the transactions contemplated by this Agreement, on the failure of any condition set forth in this Section 7.03 to be satisfied if such failure has been primarily caused by, or is primarily the result of, Seller’s failure to comply with its obligations under this Agreement.

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ARTICLE VIII
TERMINATION
Section 8.01    Termination. This Agreement may be terminated and the consummation of the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of Purchaser and Sellers’ Representative;
(b)    by either Purchaser or Sellers’ Representative:
(i)    if the Closing has not occurred on or before December 28, 2018 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any Party whose knowing or willful breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Termination Date; or
(ii)    if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied with its obligations under Section 6.06 of this Agreement.
(c)    by Purchaser (i) if there has been a material breach by Sellers of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.01 or Section 7.02, which (1) was not caused by Purchaser’s breach of any provision of this Agreement, and (2) cannot be cured prior to the Termination Date, and (3) Purchaser is not in material breach of any of its representations, warranties, covenants or other agreements contained herein, or (ii) if there is any insolvency, bankruptcy, reorganization or other similar proceeding with respect to Sellers or the Companies; or
(d)    by Sellers Representative (i) if there has been a material breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.01 or Section 7.03, which (1) was not caused by any Seller’s breach of any provision of this Agreement, and (2) cannot be cured prior to the Termination Date, and (3) no Seller is in material breach of any of its representations, warranties, covenants or other agreements contained herein, or (ii) if there is any insolvency, bankruptcy, reorganization or other similar proceeding with respect to Purchaser.
The Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to the other Party.
Section 8.02    Effect of Termination. In the event of termination of this Agreement by Sellers or by Purchaser prior to a Closing pursuant to the provisions of Section 8.01, there shall be no liability or further obligation on the part of Purchaser or Sellers or their respective officers, managers or directors (except as set forth in this Section 8.02, Section 6.04 (Public Announcements), Section 6.05 (Expenses and Fees), Section 6.14 (Financing), Section 9.12 (Right to Specific

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Performance) and Article IX (Miscellaneous), all of which shall survive the termination hereof), provided that, nothing in this Section 8.02 shall relieve any Party from liability for any breach of this Agreement by such Party prior to termination of this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.01    “As Is” Sale.
(a)    EXCEPT FOR THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV, OR IN THE CASE OF INTENTIONAL FRAUD, (I) THE INTERESTS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS”, AND (II) PURCHASER ACKNOWLEDGES THAT IT HAS NOT RELIED ON, AND SELLERS EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE INTERESTS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE INTERESTS.
(b)    Except for the obligations of Sellers under this Agreement, for and in consideration of the transfer of the Interests, effective as of the Closing, Purchaser shall and shall cause its Affiliates (including the Companies) to absolutely and unconditionally release, acquit and forever discharge Sellers and their Affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and Claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Companies, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of any of the Companies or any of their applicable Affiliates (and any predecessors), whether related to any period of time before or after the Closing Date including, without limitation, as to liabilities under any Environmental Law (all of the foregoing, collectively, the “Released Liabilities”); provided, however that this Section 9.01(b) shall not affect any claim or action of Purchaser based on Fraud or willful breach of this Agreement by Sellers.
Section 9.02    Survival and Application of Representations and Warranties.
(a)    The Parties, intending to modify any applicable statute of limitations, each agree that, (i) the representations and warranties in this Agreement and in any agreement and/or certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof (whether in contract, in tort or at law or in equity) and (ii) the covenants in this Agreement shall survive the Closing in accordance with their respective terms only for such period as shall be required for the party required to perform under such covenant to complete the performance required thereby. Nothing in this Section 9.02(a) shall be deemed to limit or modify the rights of Purchaser under the R&W Policy. For purposes of the R&W Policy, any inaccuracy in or breaches of any representation or warranty shall be determined (both for purposes of determining whether an inaccuracy or breach

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has occurred and the amount of damages attributed thereto) without regard to any materiality or Material Adverse Effect qualification contained in or otherwise applicable to any such representation or warranty.
(b)    No claim, action or remedy shall be brought or maintained by any Party or any Parties’ Affiliates, successors or permitted assignees against any other Party, or any officer, director, employee (present or former) or Affiliate of any Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the Parties hereto set forth or contained in this Agreement. The provisions of this Section 9.02 will not, however, prevent or limit a cause of action under Section 9.12 to obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.
(c)    The Parties agree that the provisions in this Agreement relating to the limits imposed on Purchaser’s remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for among sophisticated Parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder.
(d)    No Representative, Affiliate of, or direct or indirect equity owner in, any Seller shall have any liability to Purchaser or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of such Seller in this Agreement or otherwise relating to this Agreement and no Representative, Affiliate of, or indirect equity owner in, Purchaser shall have any liability to Sellers or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Purchaser in this Agreement or otherwise relating to this Agreement.
Section 9.03    Notices. All notices and other communications required to be given or made in writing pursuant to this Agreement shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission), on the next Business Day if sent by prepaid overnight carrier (providing proof of delivery), on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or on the date delivered if sent by email (so long as the sender of such email has not received an electronic email from the applicable email server indicating a delivery failure) to the Parties at the following addresses, facsimile numbers or email addresses (or at such other addresses, facsimile numbers or email addresses as shall be specified by the Parties by like notice):
(a)    If to the Companies (prior to the Closing Date) or Sellers, to:
c/o Energy Capital Partners I, LP
51 John F. Kennedy Parkway, Suite 200
Short Hills, NJ 07078
Attention: General Counsel
Facsimile: (973) 671-4864
Email: cleininger@ecpartners.com

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with a copy to:
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
Attention: David Kurzweil
Christopher Drewry
Facsimile: (212) 751-4864
Email: David.Kurzweil@lw.com
Christopher.Drewry@lw.com

(b)    If to Purchaser, to:
Advanced Emissions Solutions, Inc.
640 Plaza Drive, Suite 270
Highlands Ranch, CO 80129
Attention: General Counsel
Facsimile:
Email: ted.sanders@adaes.com

with a copy to:

Stinson Leonard Street LLP
1201 Walnut Street, Suite 2900
Kansas City, MO 64106
Attention: Michelle Corrigan Erikson
Facsimile: (314) 259-4494
Email: michelle.corrigan@stinson.com

Stinson Leonard Street LLP
50 South Sixth Street, Suite 2600
Minneapolis, MN 55402
Attention: Tammie Ptacek
Facsimile: (612) 335-1657
Email: tammie.ptacek@stinson.com

Section 9.04    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.05    Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of each of the other Parties; provided that Purchaser may transfer its rights and obligations under this Agreement to an Affiliate for purposes of having such Affiliate take ownership of the Interests so long as (i) Purchaser remains jointly and severally obligated to satisfy all of Purchaser’s obligations

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under the terms of this Agreement and (ii) such transfer does not result in any delay of the transactions contemplated by this Agreement or any increased costs or liabilities to Sellers or their Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 9.05 shall be null and void, ab initio.
Section 9.06    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles thereof. Any disputes or claims arising out of or in connection with this Agreement and the transactions contemplated or documents required hereby shall be submitted to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York, County of New York, and appropriate appellate courts therefrom. Each of the Parties hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and the transactions contemplated hereunder, and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved. Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any suit, action, or proceeding of the nature specified in this Section 9.06 by the mailing of a copy thereof in the manner specified by the provisions of Section 9.03.
Section 9.07    Counterparts. This Agreement may be executed in two (2) or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
Section 9.08    Amendments. This Agreement may not be amended, waived or modified except by an instrument in writing signed on behalf of Purchaser and Sellers.
Section 9.09    Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

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Section 9.10    Confidentiality. Unless and until the Closing occurs, the Parties shall abide by the provisions of the Confidentiality Agreement. For a period of five (5) years from and after the Closing Date, Sellers shall hold, and shall use their commercially reasonable efforts to cause their Affiliates and Representatives to hold, in strict confidence from any other Person (other than disclosures of information concerning the transactions contemplated hereby to their and their Affiliates’ Representatives, investors, limited partners and bona fide prospective investors) all confidential or proprietary information and documents relating to the Companies; provided, however, that nothing in this sentence shall limit the disclosure by any Party of any information (a) to the extent required by applicable Law or judicial process (provided that if permitted by applicable Law, each Party agrees to give the other Parties prior notice of such disclosure in sufficient time to permit such other Parties to obtain a protective order), (b) in connection with any litigation to which such Party is a party (provided that such Party has taken all reasonable actions to limit the scope and degree of disclosure in any such litigation), (c) in an Claim brought by such Party in pursuit of its rights or in the exercise of its remedies under this Agreement, (d) to the extent that such documents or information can be shown to have come within the public domain through no action or omission of such Party or its Affiliates, and (e) to such Party’s Affiliates; provided, however, that such Party shall be liable for any breach of this Section 9.10 by its Affiliates. In the event this Agreement is terminated, upon the request of any Party, each Party shall, and shall cause their Affiliates and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or destroy, or cause to be redelivered or destroyed, all copies of confidential documents and information furnished by any other Parties in connection with the transactions contemplated by this Agreement and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related to or based on such information or documents prepared by such Party.
Section 9.11    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, then such term or provision shall be severed from the remaining terms and provisions of this Agreement, and such remaining terms and provisions shall nevertheless remain in full force and effect.
Section 9.12    Right to Specific Performance.
(a)    The Parties agree that each Party would suffer irreparable damage in the event that the Closing is not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by any Party (the “Offending Party”) of its covenants or obligations set forth in this Agreement, each other Party will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the Offending Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Offending Party under this Agreement, in addition to any other remedy to which such other Party is entitled at law or in equity. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such Party. Each Party hereby waives (i) any defenses in any Action for

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specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. In the event that a Party prevails in any Action commenced to enforce the terms of this Section 9.12, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by such Party or its Affiliates in such Action will be reimbursed by the applicable adverse Party or Parties.
(a)     NO PARTY SHALL BE LIABLE FOR ANY LOST OR PROSPECTIVE PROFITS AND IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY OTHER SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES (IN TORT, CONTRACT OR OTHERWISE) UNDER OR WITH RESPECT TO THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE RELATED HERETO, HOWSOEVER CAUSED.
Section 9.13    Appointment of Sellers’ Representative.
(a)    Each Seller hereby irrevocably constitutes and appoints ECP I as such Sellers’ true and lawful attorney-in-fact and agent and authorizes the Sellers’ Representative to act for such Seller and in such Seller’s name, place and stead in any and all capacities under this Agreement, the Escrow Agreement and agreements contemplated hereby and to do and perform every act and thing required or permitted to be done by the Sellers’ Representative in connection with this Agreement and the agreements contemplated hereby. Each Seller grants to the Sellers’ Representative full power and authority to do and perform each and every act and thing necessary or desirable to be done by such Seller in connection with the transactions contemplated by this Agreement, the Escrow Agreement, and the agreements contemplated hereby, hereby ratifying and confirming all the Sellers’ Representative may lawfully do or cause to be done by virtue hereof. Each Seller acknowledges and agree that, by executing this Agreement and without any further action by such Seller, such Seller hereby ratifies and approves any execution and delivery by the Sellers’ Representative of any waiver, amendment, agreement, opinion, certificate or other document contemplated hereby or any other agreements contemplated hereby that are executed by the Sellers’ Representative, and such Seller shall be bound by such documents or action as fully as if such Seller had executed and delivered such documents. All decisions of the Sellers’ Representative shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.
(b)    Each Seller agrees that Purchaser shall be entitled to rely conclusively on any action taken by the Sellers’ Representative, on behalf of the Sellers (each, an “Authorized Action”), without any obligation to inquire of the Sellers, and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Each of the other Parties hereto is expressly authorized to rely on the genuineness of the signature of the Sellers’ Representative and, upon receipt of any writing which reasonably appears to have been signed by the Sellers’ Representative, the other Parties hereto may act upon the same without any further duty of inquiry as to the genuineness of the writing.
Section 9.14    Acknowledgement and Waiver.

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(a)    It is acknowledged by each Party that the Sellers have retained Latham & Watkins LLP (“L&W”) to act as their counsel in connection with the transactions contemplated hereby and that L&W has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Purchaser agrees that any attorney-client privilege and the expectation of client confidence attaching as a result of L&W’s representation of Sellers related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among L&W and Sellers and their respective Affiliates (including the Companies prior to the Closing) in preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, is the property of Sellers and shall survive the Closing and shall remain in effect.
(b)    Purchaser agrees that, notwithstanding any current or prior representation of the Companies by L&W, L&W shall be allowed to represent Sellers or any of their respective Affiliates in any matters and disputes adverse to Purchaser or the Companies that either is existing on the date hereof or arises in the future; and the Purchaser (on behalf of itself and, following the Closing, the Companies) hereby waives any conflicts or claim of privilege that may arise in connection with such representation. Further, Purchaser (on behalf of itself and, following the Closing, the Companies) agrees that, in the event that a dispute arises after Closing between Purchaser and Sellers or any of their respective Affiliates, L&W may represent Sellers or any such Affiliates in such dispute even though the interests of Sellers or such Affiliates may be directly adverse to Purchaser and even though L&W may have represented the Companies in a matter substantially related to such dispute.
[Remainder of page intentionally left blank. Signature page to follow.]

CORE/3500185.0007/137145529.15

N WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLERS:

Energy Capital Partners I, LP

By: Energy Capital Partners GP I, LLC, its General Partner
By: Energy Capital Partners, LLC, its Managing Member

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Member

Signature Page to Purchase and Sale Agreement

Energy Capital Partners I-A, LP

By: Energy Capital Partners GP I, LLC, its General Partner
By: Energy Capital Partners, LLC, its Managing Member

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Member

Signature Page to Purchase and Sale Agreement

Energy Capital Partners I-B IP, LP

By: Energy Capital Partners GP I, LLC, its General Partner
By: Energy Capital Partners, LLC, its Managing Member

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Member

Signature Page to Purchase and Sale Agreement

Energy Capital Partners I (Crowfoot IP), LP

By: Energy Capital Partners GP I, LLC, its General Partner
By: Energy Capital Partners, LLC, its Managing Member

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Member

Signature Page to Purchase and Sale Agreement

Carbon Solutions Management, LLC

By: Energy Capital Partners I, LP, its Member
By: Energy Capital Partners GP I, LLC, its General Partner
By: Energy Capital Partners, LLC, its Managing Member

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Member

By: Energy Capital Partners I-A, LP, its Member
By: Energy Capital Partners GP I, LLC, its General Partner
By: Energy Capital Partners, LLC, its Managing Member

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Member

By: Energy Capital Partners I-B IP, LP, its Member
By: Energy Capital Partners GP I, LLC, its General Partner
By: Energy Capital Partners, LLC, its Managing Member

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Member

By: Energy Capital Partners I (Crowfoot IP), LP, its Member
By: Energy Capital Partners GP I, LLC, its General Partner
By: Energy Capital Partners, LLC, its Managing Member

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Member

Signature Page to Purchase and Sale Agreement

PURCHASER:

ADVANCED EMISSIONS SOLUTIONS, INC.

By
/s/ L. Heath Sampson
Name: L. Heath Sampson
Title: Chief Executive Officer

Signature Page to Purchase and Sale Agreement

EXHIBIT A
Sample Preliminary Closing Statement
[Omitted]

EXHIBIT B
Form of Assignment of Limited Liability Company Interest
(See attached)

ASSIGNMENT SEPARATE FROM CERTIFICATE AGREEMENT
This ASSIGNMENT AGREEMENT (“Assignment Agreement”) is made and entered into on [____], 2018, by and among Energy Capital Partners I, LP, a Delaware limited partnership, Energy Capital Partners I-A, LP, a Delaware limited partnership, Energy Capital Partners I-B IP, LP, a Delaware limited partnership, Energy Capital Partners I (Crowfoot IP), LP, a Delaware limited partnership (collectively, the “Assignors”) and Advanced Emissions Solutions, Inc., a Delaware corporation (“Assignee”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Purchase Agreement (defined below).
WITNESSETH:
WHEREAS, the Assignors, the Assignee and Carbon Solutions Management, LLC, a Delaware limited liability company, have entered into that certain Purchase and Sale Agreement dated as of November 14, 2018 (the “Purchase Agreement”);
WHEREAS, pursuant to the transactions contemplated by the Purchase Agreement, Assignee will acquire, and each Assignor will transfer to Assignee, the percentage of the issued and outstanding membership interest of ADA Carbon Solutions, LLC (the “Company”) set forth opposite such Assignor’s name on Exhibit A attached hereto (the “Purchased Units”) represented by the certificate number set forth opposite such Assignor’s name on Exhibit A attached hereto (the “Transferred Certificates”) and reflecting 100% of the outstanding membership interest of the Company in the aggregate; and
WHEREAS, each Assignor desires to assign and transfer to the Assignee all of its right, title, interest and obligations in, to and under the Purchased Units and Transferred Certificates held by such Assignor, and the Assignee desires to assume its allocations of each Assignor’s right, title, interest and obligations in, to and under the Purchased Units and Transferred Certificates.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
1. Assignment and Assumption. Each Assignor hereby assigns, transfers and sets over (the “Assignment”) to the Assignee all of such Assignor’s rights, title and interest in and to the Purchased Units and Transferred Certificates set forth opposite such Assignor’s name on Exhibit A attached hereto, free and clear of all liens and encumbrances. The Assignee hereby accepts the Assignment and assumes all of the Assignors’ right, title, interest and obligations in, to and under the Purchased Units and Transferred Certificates.
2. Further Action. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the Assignment contemplated by this Assignment Agreement.
3. Purchase Agreement Terms. This Assignment Agreement is intended to evidence the consummation of the transactions contemplated by the Purchase Agreement. This Assignment

Agreement is in all respects subject to the provisions of the Purchase Agreement, and is not intended in any way to supersede, limit or qualify any provision of the Purchase Agreement.
4. Governing Law; Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles thereof.
5. Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.
Signature page follows.

IN WITNESS WHEREOF, the Parties have executed this Assignment Agreement on the date first above written

ASSIGNORS:

ENERGY CAPITAL PARTNERS I, LP

By:
Name:
Title:

ENERGY CAPITAL PARTNERS I-A, LP

By:
Name:
Title:

ENERGY CAPITAL PARTNERS I-B IP, LP

By:
Name:
Title:

ENERGY CAPITAL PARTNERS I (CROWFOOT IP), LP

By:
Name:
Title:

ASSIGNEE:

Advanced Emissions Solutions, Inc.

By:
Name:
Title:

Schedule 4.03
Subsidiaries; No Other Business

(a)

Entity	Jurisdiction	Ownership
ADA Carbon Solutions, LLC	Delaware
42.4223% Energy Capital Partners I, LP
26.6547% Energy Capital Partners I-A, LP
13.9648% Energy Capital Partners I-B IP, LP
16.9582% Energy Capital Partners I (Crowfoot IP), LP
0.0000% Carbon Solutions Management, LLC

ADA Carbon Solutions (Operations), LLC	Delaware	100% ADA Carbon Solutions, LLC
Five Forks Mining, LLC	Delaware	100% ADA Carbon Solutions (Operations), LLC
ACS Land Company, LLC	Delaware	100% ADA Carbon Solutions (Operations), LLC
ADA Carbon Solutions (Red River), LLC	Delaware	100% ADA Carbon Solutions (Operations), LLC
Crowfoot Supply Company, LLC	Delaware	100% ADA Carbon Solutions (Operations), LLC
ADA Carbon Solutions (Vortex IP), LLC	Delaware	100% ADA Carbon Solutions (Operations), LLC
CarbPure Technologies, LLC	Delaware	100% ADA Carbon Solutions (Operations), LLC
ADA Carbon Solutions (Vortex Operations), LLC	Delaware	100% ADA Carbon Solutions (Vortex IP), LLC

(b)

1.	The pledged equity described in the agreements set forth in Schedule 4.06(a)(x) items 19 and 20.

[OTHER SCHEDULES OMITTED]